Exhibit 99.1

In order to provide International Seaways, Inc. (the “Company”) with the flexibility to file with the Securities and Exchange Commission (the “SEC”) a registration statement for a public offering of securities subsequent to filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the SEC’s rules require that the most recently filed annual financial statements be recast to reflect any subsequent changes in accounting principles or presentation that are being applied retrospectively. As a result, the Company has recast some of the financial information presented in its Annual Report on Form 10-K for the year ended December 31, 2017 (filed with the SEC on March 12, 2018) to reflect certain changes in accounting principles or basis of presentation that are being applied retrospectively.

Specifically, the Company has recast certain information included in Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data and Schedule I - Condensed Financial Information of Parent Company included in its Annual Report on Form 10-K for the year ended December 31, 2017 to reflect the Company’s retrospective application of Financial Accounting Standards Board Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, and No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230), which were adopted by the Company in the quarter ended March 31, 2018. Except as related to the matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated for other transactions and/or events from those disclosures contained in the Company’s 2017 Form 10-K; accordingly, the financial information presented herein should be read in conjunction with the Company’s March 2018 Form 10-Q filed with the SEC on May 7, 2018.

1	International Seaways, Inc.

ITEM 6. SELECTED FINANCIAL DATA

The selected financial data as of and for the five years ended December 31, 2017, presented below, is derived from our consolidated financial statements. This selected financial data is not necessarily indicative of results of future operations and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As discussed in Item 1, “ Business — Overview and Recent Developments,” on November 30, 2016, the Company effected a stock split on its 102.21 issued and outstanding shares of common stock, which were all owned by OSG, to allow for a prorata dividend of such shares to the holders of OSG common stock and warrants. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 260, Earnings Per Share, the Company adjusted the computations of basic and diluted earnings per share retroactively for all periods presented to reflect that change in its capital structure.

	2017	2016	2015	2014	2013
Shipping revenues	$290,101	$398,319	$497,634	$517,018	$585,360
(Loss)/income from vessel operations (e)	(107,945)	7,207	176,801	4,681	(452,093)
(Loss)/income before reorganization items and income taxes	(106,044)	(17,652)	178,969	(13,827)	(415,300)
Reorganization items, net	-	(131)	(5,659)	(104,528)	(304,288)
(Loss)/income before income taxes	(106,044)	(17,783)	173,310	(118,355)	(719,588)
Net (loss)/income	(106,088)	(18,223)	173,170	(119,099)	(723,805)
Depreciation and amortization	78,853	79,885	81,653	84,931	108,675
Net cash provided by/(used in) operating activities (f)	17,395	128,960	260,239	(253,295)	101,695
Dividend to OSG	-	202,000	200,000	-	-
Cash and cash equivalents	60,027	92,001	308,858	178,240	173,943
Restricted cash	10,579	-	8,989	70,093	-
Total vessels, deferred drydock and other property at net book amount (a)	1,140,363	1,130,607	1,277,486	1,345,863	1,463,743
Total assets	1,664,484	1,662,521	2,029,950	2,035,183	2,136,629
Debt (b)	552,937	439,651	595,222	601,356	782,956
Total equity	1,085,654	1,179,512	1,383,786	1,390,943	-
Net investment of parent and accumulated other comprehensive loss	-	-	-	-	968,842
Per share amounts:
Basic and diluted net (loss)/income	(3.64)	(0.62)	5.94	(4.08)	(24.82)
Weighted average shares outstanding - basic and diluted	29,159,440	29,157,992	29,157,387	29,157,387	29,157,387
Other data:
Time charter equivalent revenues (c)	274,995	385,045	475,790	346,987	362,452
EBITDA(d) (e)	14,056	102,464	299,097	24,167	(609,505)
Adjusted EBITDA(d) (e)	117,775	222,883	300,336	138,823	79,512

(a)	Includes vessel held for sale of $5,108 at December 31, 2017.
(b)	As of December 31, 2013, debt was a component of liabilities subject to compromise in the consolidated balance sheet.
(c)	Reconciliations of time charter equivalent revenues to shipping revenues as reflected in the consolidated statements of operations follow:

For the year ended December 31,	2017	2016	2015	2014	2013
Time charter equivalent revenues	$274,995	$385,045	$475,790	$346,987	$362,452
Add: Voyage expenses	15,106	13,274	21,844	170,031	222,908
Shipping revenues	$290,101	$398,319	$497,634	$517,018	$585,360

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

2	International Seaways, Inc.

(d)	EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some of the limitations are:

(i)	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
(ii)	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
(iii)	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

For the year ended December 31,	2017	2016	2015	2014	2013
Net (loss)/income	$(106,088)	$(18,223)	$173,170	$(119,099)	$(723,805)
Income tax provision	44	440	140	744	4,217
Interest expense (e)	41,247	40,362	44,134	57,591	1,408
Depreciation and amortization	78,853	79,885	81,653	84,931	108,675
EBITDA	14,056	102,464	299,097	24,167	(609,505)
Severance costs	-	-	-	16,666	2,090
Third-party debt modification fees and costs associated with repurchase of debt	9,240	225	-	-	-
Separation and transition costs	604	9,043	-	-	-
Technical management transition costs	-	-	39	3,417	-
Goodwill and other intangibles impairment charge		-	-	-	16,214
Loss/(gain) on disposal of vessels and other property, including impairments	86,855	79,203	(4,459)	(9,955)	366,425
Impairment of equity method investments	-	30,475	-	-	-
Write-off of deferred financing costs	7,020	5,097	-	-	-
Discount on repurchase of debt	-	(3,755)	-	-	-
Reorganization items, net	-	131	5,659	104,528	304,288
Adjusted EBITDA	$117,775	$222,883	$300,336	$138,823	$79,512

(e)	All amounts have been adjusted from the amounts previously reported in the Company’s Annual Report on Form 10-K for 2017 to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which resulted in the reclassification of net actuarial gains and benefit obligation interest costs from the general and administrative expense line to the other income and interest expense lines, respectively.

(f)	All amounts have been adjusted from the amounts previously reported in the Company’s Annual Report on Form 10-K for 2017 to reflect the adoption of ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230). As a result, the amount of distributions received from affiliated companies accounted for by the equity method are considered distributions of earnings and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and classified as cash inflows from investing activities.
3	International Seaways, Inc.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of (i) industry operations that have an impact on the Company’s financial position and results of operations, (ii) the Company’s financial condition at December 31, 2017 and 2016 and its results of operations comparing the years ended December 31, 2017 and 2016 and the years ended December 31, 2016 and 2015, and (iii) critical accounting policies used in the preparation of the Company’s consolidated financial statements. All dollar amounts are presented in thousands, except daily dollar amounts and per share amounts.

GENERAL

We are a provider of ocean transportation services for crude oil and refined petroleum products. We operate our vessels in the International Flag market. Our business includes two reportable segments: Crude Tankers and Product Carriers. For the years ended December 31, 2017, 2016 and 2015 we derived 65%, 67% and 64% of our TCE revenues from our Crude Tankers segment. Revenues from our Product Carriers segment constituted the balance of our TCE revenues during these periods.

As of December 31, 2017, we owned or operated an International Flag fleet of 55 vessels aggregating 6.9 million dwt and 864,800 cbm, including six vessels that have been chartered-in under operating leases. Our fleet includes ULCC, VLCC, Suezmax, Aframax and Panamax crude tankers and LR1, LR2 and MR product carriers. Through joint venture partnerships, we have ownership interests in two FSO service vessels and four LNG Carriers (together the “JV Vessels”). During the first quarter of 2018, we have delivered a 2002-built and a 2004-built MR to buyers (see Note 5, “Vessels”, to the accompanying consolidated financial statements). Other than the JV Vessels, revenues are derived predominantly from spot market voyage charters and those vessels are predominantly employed in the spot market via market-leading commercial pools. We derived approximately 80%, 76% and 90% of our total TCE revenues in the spot market for the years ended December 31, 2017, 2016 and 2015, respectively.

Our Spin-off from Overseas Shipholding Group, Inc.

On November 30, 2016, OSG completed the separation of its business into two independent publicly-traded companies through the spin-off of INSW. The spin-off transaction was in the form of a pro rata dividend of 100% of the common stock of INSW to holders of OSG common stock and warrants. See Note 1 “Basis of Presentation and Description of Business,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data,” for additional information relating to the spin-off transaction.

OPERATIONS AND OIL TANKER MARKETS

The Company’s revenues are highly sensitive to patterns of supply and demand for vessels of the size and design configurations owned and operated by the Company and the trades in which those vessels operate. Rates for the transportation of crude oil and refined petroleum products from which the Company earns a substantial majority of its revenues are determined by market forces such as the supply and demand for oil, the distance that cargoes must be transported and the number of vessels expected to be available at the time such cargoes need to be transported. The demand for oil shipments is significantly affected by the state of the global economy, levels of U.S. domestic and international production and OPEC exports. The number of vessels is affected by newbuilding deliveries and by the removal of existing vessels from service, principally through storage, scrappings or conversions. The Company’s revenues are also affected by the mix of charters between spot (voyage charter) and long-term (time or bareboat charter). Because shipping revenues and voyage expenses are significantly affected by the mix between voyage charters and time charters, the Company manages its vessels based on TCE revenues. Management makes economic decisions based on anticipated TCE rates and evaluates financial performance based on TCE rates achieved.

The International Energy Agency (“IEA”) estimates global oil consumption for the fourth quarter of 2017 at 98.3 million barrels per day (“b/d”) an increase of 1.3 million b/d, or 1.3%, over the same quarter in 2016. The estimate for global oil consumption for all of 2017 is 97.8 million b/d, an increase of 1.6% over 2016. OECD demand in 2017 is estimated to have increased by 0.9% to 47.3 million b/d, while non-OECD demand is estimated to have increased by 2.4% to 50.6 million b/d.

Global oil production in the fourth quarter of 2017 reached 98.1 million b/d, an increase of 0.2% from the fourth quarter of 2016. OPEC crude oil production averaged 32.5 million b/d in the fourth quarter of 2017, a decrease of 0.2 million b/d from the third quarter of 2017, and 0.6 million b/d from the fourth quarter of 2016. Non-OPEC production growth increased by 0.8 million b/d to 58.7 million b/d in the fourth quarter of 2017 compared with the fourth quarter of 2016. Oil production in the U.S. increased by 0.8 million b/d from 9.2 million b/d in the third quarter of 2017 to 10.0 million b/d in the fourth quarter of 2017.

4	International Seaways, Inc.

U.S. refinery throughput increased by about 0.6 million b/d to 17.1 million b/d in the fourth quarter of 2017 compared with the comparable quarter in 2016. U.S. crude oil imports decreased by about 0.4 million b/d in the fourth quarter of 2017 compared with the comparable quarter of 2016 with imports from OPEC countries decreasing by 0.4 million b/d, a 13.8% decrease from the comparable quarter in 2016.

Chinese imports of crude oil continued increasing, with 2017 showing a 10.2% increase from 2016 with imports averaging 8.4 million b/d compared with 7.7 million b/d in 2016.

During the fourth quarter of 2017, the International Flag tanker fleet of vessels over 10,000 deadweight tons (“dwt”) increased by 1.3 million dwt as the crude fleet increased by 1.0 million dwt, while the product carrier fleet expanded by 0.3 million dwt. Year over year, the size of the tanker fleet increased by 26.7 million dwt with the largest increases in the VLCC, Suezmax, Aframax and MR sectors.

During the fourth quarter of 2017, the International Flag crude tanker orderbook increased by 1.4 million dwt, and the product carrier orderbook remained flat.

From the end of the fourth quarter of 2016 through the end of the fourth quarter of 2017, the total tanker orderbook declined by 8.1 million dwt due to a high level of vessel deliveries combined with relatively fewer new orders being placed in 2017.

VLCC freight rates initially saw a strengthening during the fourth quarter of 2017, reaching a peak of around $23,000 per day in October before beginning to decrease to below $10,000 per day by the end of the quarter. This was primarily attributable to increased newbuilding deliveries further exacerbating the oversupply situation coupled with reduced OPEC exports. Other crude segments had similar earnings patterns, although the Panamax sector, where earnings were poor at the beginning of the quarter, saw improvement throughout the quarter and product carrier rates also improved during the quarter from a low of around $8,000 per day in October to over $12,000 per day during December. Since OPEC has announced their intention to continue to restrict production, and 2018 will see continued newbuilding deliveries, albeit at a lower rate than during 2017, 2018 will likely continue to see a weakened rate environment.

RESULTS FROM VESSEL OPERATIONS

During 2017, results from vessel operations decreased by $115,152 to a loss of $107,945 from income of $7,207 in 2016. This decrease primarily resulted from reduced TCE revenues, the incurrence of third-party debt modification fees (see Note 8, “Debt”, to the accompanying consolidated financial statements), and increased charter hire expense. Vessel impairment charges also increased by $9,166 to $88,408 in 2017. Such impacts were partially offset by decreases in spin-off related costs and general and administrative expenses in the current year.

The decrease in TCE revenues in 2017 of $110,050, or 29%, to $274,995 from $385,045 in 2016 primarily reflected lower average daily rates across INSW’s fleet sectors, which accounted for a decrease of approximately $111,765.

The increase in charter hire expense was principally attributable to increased activity in the Crude Tankers Lightering business.

During 2016, income from vessel operations decreased by $169,594 to $7,207 from $176,801 in 2015. The decrease reflected the impact of declining TCE revenues, net vessel impairment charges of $79,242 recorded in 2016, and the incurrence of spin-off related costs in 2016. Such impacts were partially offset by a decrease in general and administrative expenses in the 2016 period.

TCE revenues decreased in 2016 by $90,745, or 19%, to $385,045 from $475,790 in 2015. The decrease was principally as a result of (i) a weakening in rates in the MR, VLCC and Aframax sectors, which accounted for $106,558 of the overall decrease and (ii) a decrease in MR revenue days, which accounted for $4,667 of the overall decrease, and reflects the sale of a 1998-built MR in July 2015 as well as the redelivery of an MR to its owners at the expiry of its time charter in March 2015. These negative factors were partially offset by increased revenue days in the VLCC and Aframax fleets due to fewer drydock and repair days, which accounted for a $11,623 increase in revenue, along with a $5,242 increase in revenue resulting from the Company’s ULCC being taken out of lay-up in the first quarter of 2015.

See Note 4, “Business and Segment Reporting,” to the Company’s consolidated financial statements as set forth in Item 8, “Financial Statements and Supplementary Data”, for additional information on the Company’s segments, including equity in income of affiliated companies and reconciliations of (i) time charter equivalent revenues to shipping revenues and (ii) adjusted income from vessel operations for the segments to income/(loss) before income taxes, as reported in the consolidated statements of operations.

5	International Seaways, Inc.

International Crude Tankers

	2017	2016	2015
TCE revenues	$178,812	$258,171	$304,182
Vessel expenses	(87,236)	(84,276)	(86,174)
Charter hire expenses	(13,651)	(9,732)	(8,821)
Depreciation and amortization	(56,302)	(52,395)	(51,347)
Adjusted income from vessel operations (a)	$21,623	$111,768	$157,840
Average daily TCE rate	$20,525	$29,853	$36,839
Average number of owned vessels (b)	25.0	24.0	24.0
Average number of vessels chartered-in under operating leases	0.5	0.3	0.2
Number of revenue days: (c)	8,712	8,648	8,257
Number of ship-operating days: (d)
Owned vessels	9,137	8,784	8,760
Vessels bareboat chartered-in under operating leases (e)	-	-	-
Vessels time chartered-in under operating leases	-	-	-
Vessels spot chartered-in under operating leases	173	118	73

(a)	Adjusted income/(loss) from vessel operations by segment is before general and administrative expenses, technical management transition costs, third-party debt modification fees, separation and transition costs, and loss on disposal of vessels and other property, including impairments.
(b)	The average is calculated to reflect the addition and disposal of vessels during the year.
(c)	Revenue days represent ship-operating days less days that vessels were not available for employment due to repairs, drydock or lay-up. Revenue days are weighted to reflect the Company’s interest in chartered-in vessels.
(d)	Ship-operating days represent calendar days.
(e)	Vessels spot chartered-in under operating leases are related to the Company’s Crude Tankers Lightering business.

The following table provides a breakdown of TCE rates achieved for the years ended December 31, 2017, 2016 and 2015 between spot and fixed earnings and the related revenue days. The information in these tables is based, in part, on information provided by the commercial pools in which the segment’s vessels participate and excludes revenue and revenue days for which recoveries were recorded by the Company under its loss of hire insurance policies.

	2017		2016		2015
	Spot	Fixed	Spot	Fixed	Spot	Fixed
	Earnings	Earnings	Earnings	Earnings	Earnings	Earnings
ULCC:
Average rate	$-	$34,867	$-	$43,613	$-	$39,000
Revenue days	17	348	-	366	-	275
VLCC:
Average rate	$24,871	$33,756	$41,994	$40,737	$54,591	$-
Revenue days	2,525	346	2,226	624	2,672	-
Suezmax:
Average rate	$17,910	$-	$-	$-	$-	$-
Revenue days	317	-	-	-	-	-
Aframax:
Average rate	$13,392	$-	$21,345	$-	$34,042	$-
Revenue days	2,419	-	2,508	-	2,439	-
Panamax:
Average rate	$13,030	$14,093	$19,006	$21,094	$25,226	$15,462
Revenue days	1,244	1,278	1,726	1,079	1,432	1,362

During 2017, TCE revenues for the International Crude Tankers segment decreased by $79,359 or 31%, to $178,812 from $258,171 in 2016. Such decrease principally resulted from the impact of significantly lower average blended rates in the VLCC, Aframax, Panamax and ULCC sectors aggregating approximately $84,155. Further contributing to the decrease was a decrease in revenue days in the Panamax and Aframax sectors, which had the effect of decreasing revenue by approximately $6,428. The decrease in Panamaxes and Aframax revenue days reflects 319 incremental drydock and repair days in the current year. These declines in TCE revenues were partially offset by $6,268 in total revenues contributed by the two 2017-built Suezmaxes and the 2010-built VLCC, which were acquired by the Company in July 2017 and November 2017, respectively. Also serving to offset the decreases in revenue during 2017 was the increased activity levels in the Crude Tankers Lightering business, which resulted in a $5,037 increase in Lightering revenues to $25,478 in 2017 from $20,441 in 2016. Current prices of crude oil have generally been the same or less than future prices since the latter half of 2016 through to the end of 2017 and this has resulted in a general decline in demand for storage of oil at sea. Accordingly, we expect to put our ULCC into layup by the end of the first quarter of 2018 for a period of up to 18 months as it is unlikely to secure a new time charter contract for storage in the near term.

6	International Seaways, Inc.

Vessel expenses increased by $2,960 to $87,236 in 2017 from $84,276 in 2016. The increase was primarily attributable to (i) a $2,418 increase related to the Suezmax acquisitions discussed above, (ii) a reserve of $388 which was recorded during the second quarter of 2017 for a potential assessment by the trustees of the Marine Navy Ratings Pension Fund (“MNRPF”), as discussed in Note 20, “Contingencies”, to the accompanying consolidated financial statements, (iii) a $1,367 increase in drydock deviation costs incurred for the Panamax fleet, and (iv) a $900 increase due to increased activity in the Crude Tankers Lightering business. Such increases were partially offset by a $2,079 favorable variance in net insurance claim deductible costs in the Panamax fleet in the current year. Charter hire expenses increased by $3,919 to $13,651 in 2017 from $9,732 in 2016 as a result of an increase in chartered-in Aframaxes and workboats employed in the Crude Tankers Lightering business in the current year. The only vessels in the segment chartered-in by the Company in either period were the vessels chartered-in by the Crude Tankers Lightering business. Depreciation and amortization increased by $3,907 to $56,302 in 2017 from $52,395 in 2016. Such increase reflects the delivery of the two Suezmaxes and one VLCC noted above, and increased drydock amortization.

Excluding depreciation and amortization, and general and administrative expenses, operating income for the Crude Tankers Lightering business was $5,062 for 2017 and $4,822 for 2016. Although there was an increase in the number of full service lighterings performed in 2017, 27 as compared to 19 in 2016, the growth in operating income between 2016 and 2017 was relatively flat, primarily due to lower margins earned on jobs performed in the third quarter of 2017. The lower margins were as a result of increased charter hire expense, as Aframaxes were spot chartered-in at higher rates because of significant hurricane activity during the third quarter of 2017. In addition, there were more time chartered-in workboats in the six months ended December 31, 2017 compared to the same period in the prior year. However, the higher level of lightering activity anticipated in the second half of 2017 did not materialize as the number of service-only and full service lighterings declined in the second half of 2017 compared with the first six months of 2017.

During 2016, TCE revenues for the International Crude Tankers segment decreased by $46,011, or 15%, to $258,171 from $304,182 in 2015 primarily as a result of lower average daily rates in the VLCC and Aframax sectors, which accounted for a decrease in revenue of approximately $65,267. Such decrease was mitigated to an extent by an increase of 246 revenue days for the VLCC and Aframax fleets, which resulted from fewer drydock and repair days in 2016 and increased revenue by approximately $11,623. Also serving to partially offset the decline in rates were increased activity levels in the Crude Tankers Lightering business in 2016, which resulted in a $4,552 increase in revenue, and the Company’s ULCC exiting lay-up and commencing an 11-month time charter for storage in April 2015, which was subsequently extended for 21 months following the expiry of the initial charter period. A full year of service for the ULCC accounted for an increase in revenue of $5,242 in 2016.

Vessel expenses decreased by $1,898 to $84,276 in 2016 from $86,174 in 2015. The change in vessel expenses is primarily due to a reserve of $1,450 recorded in the third quarter of 2015 for an assessment by the MNRPF. Charter hire expenses increased by $911 to $9,732 in 2016 from $8,821 in 2015, resulting from an increase in spot chartered-in Aframaxes by the Crude Tankers Lightering business for utilization in the performance of full-service lighterings during 2016. The only vessels in the segment chartered-in by the Company during either period were Aframaxes and workboats employed in the Crude Tankers Lightering business.

Product Carriers

	2017	2016	2015
TCE revenues	$96,183	$126,314	$171,608
Vessel expenses	(54,100)	(58,612)	(58,118)
Charter hire expenses	(28,050)	(27,679)	(27,981)
Depreciation and amortization	(22,418)	(26,696)	(28,763)
Adjusted (loss)/income from vessel operations	$(8,385)	$13,327	$56,746
Average daily TCE rate	$11,105	$14,206	$19,043
Average number of owned vessels	17.5	18.0	18.6
Average number of vessels chartered-in under operating leases	6.9	6.9	7.2
Number of revenue days	8,662	8,891	9,012
Number of ship-operating days:
Owned vessels	6,378	6,588	6,782
Vessels bareboat chartered-in under operating leases	1,093	1,098	1,095
Vessels time chartered-in under operating leases	1,408	1,433	1,530

The following table provides a breakdown of TCE rates achieved for the years ended December 31, 2017, 2016 and 2015 between spot and fixed earnings and the related revenue days. The information is based, in part, on information provided by the commercial pools in which certain of the segment’s vessels participate and excludes revenue and revenue days for which recoveries were recorded by the Company under its loss of hire insurance policies.

7	International Seaways, Inc.

	2017		2016		2015
	Spot	Fixed	Spot	Fixed	Spot	Fixed
	Earnings	Earnings	Earnings	Earnings	Earnings	Earnings
LR2
Average rate	$13,813	$-	$21,153	$-	$32,075	$-
Revenue days	364	-	365	-	365	-
LR1
Average rate	$12,871	$17,040	$20,599	$21,107	$27,465	$17,337
Revenue days	808	615	361	1,029	327	929
MR
Average rate	$11,001	$5,342	$13,107	$11,309	$19,490	$7,004
Revenue days	6,496	366	6,431	705	6,949	442

During 2017, TCE revenues for the International Product Carriers segment decreased by $30,131, or 24%, to $96,183 from $126,314 in 2016. This resulted primarily from declining average daily blended rates earned in all Product Carrier fleet sectors, which accounted for $27,625 of the overall decrease. A 230-day decrease in revenue days in the segment also contributed approximately $2,506 of the overall decrease. The decline in revenue days was driven by the Company’s sale of a 2001-built MR, which was delivered to buyers in August 2017, and a 2004-built MR, which was delivered to buyers in November 2017.

Vessel expenses decreased by $4,512 to $54,100 in 2017 from $58,612 in 2016. The two MRs sold during 2017 had an aggregate vessel expense reduction of $1,841 year-over-year. The remaining decline is principally attributable to a $2,991 favorable variance in net insurance claim deductible costs in the segment in the current year. Charter hire expenses increased by $371 to $28,050 in 2017 from $27,679 in 2016, reflecting an increase in the daily charter hire rates for the Company’s bareboat chartered-in MR fleet, which was effective beginning in the fourth quarter of 2016, partially offset by decreases in the daily charter hire rates for the Company’s time chartered-in MR fleet which were effective beginning in the third quarter of 2017. Depreciation and amortization decreased by $4,278 to $22,418 in 2017 from $26,696 in 2016. Such decrease reflects (i) the impact of reductions in vessel bases that resulted from impairment charges on nine vessels recorded in the third and fourth quarters of 2016 and two vessels in the third quarter of 2017, and (ii) the sale of the two MRs during 2017 discussed above.

During 2016, TCE revenues for the International Product Carriers segment decreased by $45,294, or 26%, to $126,314 from $171,608 in 2015. This decrease resulted primarily from a year-over-year decrease in average daily blended rates earned by the MR fleet, which accounted for $41,291 of the total decrease, and a 255-day decrease in MR fleet revenue days, which accounted for $4,667 of the total decrease. The reduction in revenue days was driven by the sale of a 1998-built MR in July 2015 as well as the redelivery of an MR to its owners at the expiry of its time charter in March 2015.

Depreciation and amortization decreased by $2,067 to $26,696 in 2016 from $28,763 in 2015, principally due to the impact of reductions in vessel bases that resulted from impairment charges on two vessels in the segment recorded in the third quarter of 2016, and the MR sale in 2015 discussed above.

GENERAL AND ADMINISTRATIVE EXPENSES

During 2017, general and administrative expenses decreased by $5,899 to $24,453 from $30,352 in 2016. This decrease reflects declines of approximately $2,270 in compensation and benefits related costs and $2,328 in legal, accounting, consulting and other overhead expenses. Such reductions resulted from the Company streamlining its structure in conjunction with its spin-off from OSG. Foreign exchange gains principally related to operations in the United Kingdom also contributed to the decrease as the Company had currency translation gains of $798 in 2017 as compared to currency translation losses of $502 in 2016.

During 2016, general and administrative expenses decreased by $10,677 to $30,352 from $41,029 in 2015. The decrease was principally attributable to an approximately $11,300 decrease in non-compensation and benefits related overhead costs incurred and allocated by OSG to INSW during the 11-month period ended November 30, 2016 that INSW was included as a part of consolidated OSG compared with 2015. Such decrease reflected lower accounting, legal and consulting fees incurred in the 2016 period. Further contributing to the decrease was an approximately $2,200 decline in the annual incentive bonus expense in 2016. Certain individuals that departed OSG in conjunction with the spin-off of INSW did not receive an annual incentive bonus for 2016, and instead received severance payments in accordance with their respective employment agreements. Partially offsetting the above reductions was a $2,262 net increase in accounting, consulting and legal fees incurred directly by the Company in 2016, along with an increase in foreign exchange losses in 2016 of $473 and the inclusion in the 2015 period of approximately $604 in insurance premium credits.

8	International Seaways, Inc.

SEPARATION AND TRANSITION COSTS

On November 30, 2016, INSW entered into a separation and distribution agreement (the “Separation and Distribution Agreement”) with OSG, which among other things, (i) governed the transfer of assets and liabilities between both entities, (ii) terminated all intercompany arrangements between INSW and OSG except for specified agreements and arrangements, (iii) contained terms and conditions that generally required INSW and OSG to use commercially reasonable efforts to consummate the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements, (iv) released certain claims between the parties and their affiliates, successors and assigns, (v) contained mutual indemnification provisions and (vi) allocated expenses of the spin-off between the parties. Following the true up of final separation costs between INSW and OSG, income of $64 was recognized during the year ended December 31, 2017, in conjunction with the Separation and Distribution Agreement.

During the year ended December 31, 2016, spin-off related expenses incurred by INSW pursuant to the Separation and Distribution Agreement aggregated $9,043. Approximately $3,337 of these costs represented INSW’s allocated share of severance costs for certain individuals that departed OSG in conjunction with the spin-off of INSW.

INSW and OSG also entered into a transition services agreement (the “TSA” or “Transition Services Agreement”) pursuant to which both parties agreed to provide each other with specified services for a limited time to help ensure an orderly transition following the Distribution. The Transition Services Agreement specifies the calculation of the costs for these services. Pursuant to the terms of the agreement, OSG provided certain administrative services, including administrative support services related to benefit plans, human resources and legal services, for a transitional period after the spin-off. Similarly, INSW agreed to provide certain limited transition services to OSG, including services relating to accounting activities and information and data provision services. The Transition Services Agreement terminated on June 30, 2017.

During the years ended December 31, 2017 and 2016, INSW earned fees totaling $63 and $27, respectively for services provided to OSG pursuant to the terms of the Transition Services Agreement. During the years ended December 31, 2017 and 2016, INSW also incurred fees totaling $731 and $31, respectively, for services received from OSG, including INSW’s share of the compensation costs of former OSG corporate employees providing services to one or both companies during the defined transitional period, which ended on June 30, 2017.

EQUITY IN INCOME OF AFFILIATED COMPANIES

During 2017, equity in income of affiliated companies increased by $32,117 to $48,966 from $16,849 in 2016. This increase was principally attributable to increases in earnings from the two FSO joint ventures and the LNG joint venture of $28,562 and $3,123, respectively. The increase in earnings from the Company’s FSO joint ventures is primarily due to the fact that there was no current year impairment of the Company’s investments in the joint ventures compared to a $30,475 impairment charge recognized in 2016. In addition, the increase in earnings from the FSO joint ventures in 2017 also reflects (i) lower depreciation expense in the current period as a result of decreases in the Company’s bases in the FSO joint ventures following the aforementioned impairment charges recorded in relation to our investments in the fourth quarter of 2016 and (ii) lower interest expense associated with the interest rate swap covering the FSO Africa’s original debt and outstanding debt principal amounts on the FSO Asia which were paid off in July 2017. These expense reductions more than offset the impact of a reduction in revenues of $5,704, attributable to the commencement of the new service contracts described below. The increase in earnings from the LNG joint venture was primarily driven by reimbursements received from the joint venture’s charterer for drydock expenditures incurred in prior years and lower interest expense resulting from a decrease in outstanding debt principal amounts in the current period.

During 2016, equity in income of affiliated companies decreased by $28,710 to $16,849 from $45,559 in 2015. This decrease reflected impairment charges of $30,475 recorded in 2016 in relation to the Company’s investment in the FSO joint ventures. Partially offsetting such decrease was a $1,829 increase in earnings from the FSO joint ventures resulting from lower interest expense associated with changes in the mark-to-market valuation of the interest rate swap covering the FSO Africa’s original debt and lower outstanding debt principal amounts. The increased earnings generated by the FSO joint ventures, also reflected in part, scheduled increases in charter out rates and lower vessel operating expenses.

Revenue generated by the FSO joint ventures for the future years is expected to be lower than revenue generated during 2017, as charter rates in the five-year service contracts with NOC, which commenced in the third quarter of 2017, are lower than the charter rates included in the service contracts under which the FSO joint ventures operated previously.

Overall, over the term of the five-year service contracts with NOC described above, the FSO joint ventures are expected to generate in excess of $180,000 of EBITDA for the Company.

9	International Seaways, Inc.

OTHER INCOME(EXPENSE)

Other expense was $5,818 for the year ended December 31, 2017 compared with $1,346 for the year ended December 31, 2016. The current period expense consists primarily of the write-off of $7,020 in unamortized original issue discount and deferred financing costs associated with the INSW Facilities, which were treated as partial extinguishments. Such charges were partially offset by interest income on cash balances and insurance claim recoveries. Similarly, the prior period expense included a net loss of $1,342 realized on the repurchases and mandatory prepayments of the INSW Term Loan during 2016, which included a $5,097 write-off of unamortized original issue discount and deferred financing costs associated with such principal reductions, which were treated as partial extinguishments, net of $3,755 discount on repurchase of debt.

INTEREST EXPENSE

The components of interest expense are as follows:

	2017	2016	2015
Interest before impact of interest rate caps	$40,307	$38,959	$42,970
Pension benefit obligation interest	809	886	1,164
Impact of interest rate caps	131	517	-
Interest expense	$41,247	$40,362	$44,134

Interest expense was $41,247 in 2017, compared with $40,362 in 2016. Interest expense for the year ended December 31, 2017 is higher than interest expense for the year ended December 31, 2016 primarily due to the higher average interest rates and outstanding principal balances under the 2017 Debt Facilities, which replaced the INSW Facilities in June 2017. This was partially offset by lower amortization of deferred finance costs in the 2017 period aggregating $220 attributable to costs incurred to amend the INSW Facilities in 2016 and costs related to the 2017 Debt Facilities. Refer to Note 8, “Debt,” in the accompanying consolidated financial statements for additional information.

Interest expense was $40,362 in 2016 compared with $44,134 in 2015. The decrease in interest expense reflected the impact of the Company’s repurchases and prepayments of $152,754 in aggregate principal amount of the INSW Term Loan in 2016.

INCOME TAX EXPENSE

The provisions for income taxes for the years ended December 31, 2017, 2016 and 2015 were $44, $440 and $140, respectively, resulting from operations in certain foreign jurisdictions which are subject to income tax.

If we do not qualify for an exemption pursuant to Section 883, or the “Section 883 exemption,” of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” then we will be subject to U.S. federal income tax on our shipping income that is derived from U.S. sources. If we are subject to such tax, our results of operations and cash flows would be reduced by the amount of such tax. We qualified for the Section 883 exemption for the tax year ended December 31, 2017. We will qualify for the Section 883 exemption for 2018 and forward if, among other things, (i) our common shares are treated as primarily and regularly traded on an established securities market in the United States or another qualified country (“publicly traded test”), or (ii) we satisfy one of two other ownership tests. Under applicable U.S. Treasury Regulations, the publicly traded test will not be satisfied in any taxable year in which persons who directly, indirectly or constructively own five percent or more of our common shares (sometimes referred to as “5% shareholders”) own 50% or more of the vote and value of our common shares for more than half the days in such year, unless an exception applies. We can provide no assurance that ownership of our common shares by 5% shareholders will allow us to qualify for the Section 883 exemption in future taxable years. If we do not qualify for the Section 883 exemption, our gross shipping income derived from U.S. sources, i.e., 50% of our gross shipping income attributable to transportation beginning or ending in the United States (but not both beginning and ending in the United States), generally would be subject to a four percent tax without allowance for deductions.

EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some of the limitations are:

10	International Seaways, Inc.

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table reconciles net (loss)/income, as reflected in the consolidated statements of operations set forth in Item 8, “Financial Statements and Supplementary Data,” to EBITDA and Adjusted EBITDA:

For the year ended December 31,	2017	2016	2015
Net (loss)/income	$(106,088)	$(18,223)	$173,170
Income tax provision	44	440	140
Interest expense	41,247	39,476	42,970
Depreciation and amortization	78,853	79,885	81,653
EBITDA	14,056	101,578	297,933
Third-party debt modification fees and costs associated with repurchase of debt	9,240	225	-
Separation and transition costs	604	9,043	-
Technical management transition costs	-	-	39
Loss/(gain) on disposal of vessels and other property, including impairments	86,855	79,203	(4,459)
Impairment of equity method investments	-	30,475	-
Write-off of deferred financing costs	7,020	5,097	-
Discount on repurchase of debt	-	(3,755)	-
Reorganization items, net	-	131	5,659
Adjusted EBITDA	$117,775	$221,997	$299,172

EFFECTS OF INFLATION

The Company does not believe that inflation has had or is likely, in the foreseeable future, to have a significant impact on vessel operating expenses, drydocking expenses and general and administrative expenses.

LIQUIDITY AND SOURCES OF CAPITAL

Our business is capital intensive. Our ability to successfully implement our strategy is dependent on the continued availability of capital on attractive terms. In addition, our ability to successfully operate our business to meet near-term and long-term debt repayment obligations is dependent on maintaining sufficient liquidity.

Liquidity

Working capital at December 31, 2017 was approximately $85,000 compared with $126,000 at December 31, 2016. Current assets are highly liquid, consisting principally of cash, interest-bearing deposits and receivables. The Company’s total cash decreased by approximately $21,000 during 2017. This decrease reflects $4,983 in scheduled quarterly amortization of the INSW Term Loan and 2017 Term Loan Facility and the repayment of the $458,416 remaining principal balance of the INSW Term Loan as of June 22, 2017. In addition, $173,535 in cash was used for vessel acquisitions and betterments, and $3,177 in cash was used in repurchases of the Company’s common stock. Such cash outflows were partially offset by $17,395 in cash was provided by operating activities, proceeds from the issuance of the 2017 Debt Facilities (described below), net of issuance and deferred financing costs, of $534,933, net proceeds from drawdown and repayment activity under the 2017 Revolver Facility (described below) of $30,000, net distributions received from affiliated companies of $19,530 and net proceeds of $18,344 from the sales of a 2001-built and a 2004-built MR.

11	International Seaways, Inc.

As of December 31, 2017, we had total liquidity on a consolidated basis of $90,606 comprised of $70,606 of cash (including $10,579 of restricted cash) and $20,000 of remaining undrawn revolver capacity. Our cash and cash equivalents balances generally exceed Federal Deposit Insurance Corporation insured limits. We place our cash and cash equivalents in what we believe to be credit-worthy financial institutions. In addition, certain of our money market accounts invest in U.S. Treasury securities or other obligations issued or guaranteed by the U.S. government or its agencies, floating rate and variable demand notes of U.S. and foreign corporations, commercial paper rated in the highest category by Moody’s Investor Services and Standard & Poor’s, certificates of deposit and time deposits, and repurchase agreements.

Restricted cash of $10,579 as of December 31, 2017 represents legally restricted cash relating to the 2017 Debt Facilities. The 2017 Debt Facilities stipulate that if annual aggregate cash proceeds of INSW asset sales exceed $5,000, cash proceeds from each such sale are required to be reinvested in vessels within twelve months of such sale or be used to prepay the principal balance outstanding of the INSW Facilities. Restricted cash increased to $28,509 in February 2018 following the sale of a 2002-built MR and a 2004-built MR.

As of December 31, 2017, we had total debt outstanding (net of original issue discount and deferred financing costs) of $552,937 and a total debt to total capitalization of 33.7%, which compares with 26.6% at December 31, 2016. Our debt profile reflects actions taken during 2017 (discussed further below) as well as minimal required principal amortization.

Sources, Uses and Management of Capital

Net cash provided by operating activities in the year ended December 31, 2017 was $17,395. In addition to future operating cash flows, our other current sources of funds are proceeds from issuances of equity securities, additional borrowings as permitted under our loan agreements and proceeds from the opportunistic sales of our vessels. As described in Note 8, “Debt,” in the accompanying consolidated financial statements, in June 2017 INSW, along with its wholly owned subsidiary, International Seaways Operating Corporation (the “Administrative Borrower” or “ISOC”) and certain of its subsidiaries entered into secured debt facilities with a syndicate of lenders party thereto, consisting of (i) a revolving credit facility of $50,000 and (ii) a term loan of $500,000 containing an accordion feature whereby the 2017 Term Loan Facility could be increased up to an additional $50,000 subject to certain conditions. The 2017 Term Loan Facility matures on June 22, 2022, and the 2017 Revolver Facility matures on December 22, 2021. The maturity dates for the 2017 Debt Facilities are subject to acceleration upon the occurrence of certain events (as described in the credit agreement). This refinancing extended the maturity of the Company’s debt facilities by approximately three years and provided the Company with certain structural benefits as well.

On June 22, 2017, the 2017 Term Loan Facility was drawn and the proceeds therefrom were used to repay the $458,416 outstanding balance under the INSW Facilities and to pay certain expenses related to the refinancing. The remaining proceeds were used for general corporate purposes, including fleet renewal and growth.

On July 19, 2017, the Company drew down $50,000 under the 2017 Revolver Facility, and on July 24, 2017, the Company entered into an amendment of the 2017 Debt Facilities to effect the increase of the 2017 Term Loan Facility by $50,000, pursuant to the accordion feature described above. Except as related to such increase, no other terms of the 2017 Debt Facilities were amended. The net proceeds from such borrowings were used in part to finance the purchase of two 2017-built Suezmax tankers that were delivered to the Company in July 2017. On August 18, 2017, the outstanding balance under the 2017 Revolver Facility was repaid in full using cash on hand and proceeds of the 2001-built MR described above.

We financed the purchase of the 2010-built VLCC, which was delivered in November 2017, through a combination of cash-on-hand and a $30,000 draw on the 2017 Revolver Facility.

Our current uses of funds are to fund working capital requirements, maintain the quality of our vessels, purchase vessels, comply with international shipping standards and environmental laws and regulations, repurchase our outstanding shares and repay or repurchase our outstanding loan facilities. Fifty percent of Excess Cash Flow (as defined in the 2017 Debt Facilities credit agreement) must be used to prepay the outstanding principal balance of 2017 Term Loan Facility. To the extent permitted under the terms of the 2017 Debt Facilities we may also use cash generated by operations to finance capital expenditures to modernize and grow our fleet.

As set forth in the 2017 Debt Facilities credit agreement, the 2017 Debt Facilities contain certain restrictions relating to new borrowings and INSW’s ability to receive cash dividends, loans or advances from ISOC and its subsidiaries that are Restricted Subsidiaries. As of December 31, 2017, the permitted cash dividends that can be distributed to INSW by ISOC under the 2017 Term Loan Facility was $15,000.

12	International Seaways, Inc.

Outlook

We believe the actions we have taken have strengthened our balance sheet as well as increased our flexibility to actively pursue fleet renewal or potential strategic opportunities that may arise within the diverse sectors in which we operate and at the same time positioned us to continue to generate sufficient cash to support our operations over the next twelve months ending December 31, 2018. Our balanced fleet deployment and a moderate level of predictable cash flows from our joint ventures and contracted fixed-rate charters will enable the Company to both optimize revenue through the current tanker market cycle and benefit from a market recovery in both the product and crude tanker sectors. We or our subsidiaries may in the future complete additional transactions consistent with achieving the objectives of our business plan.

In December 2017, the Company entered into a binding letter of intent to acquire the holding companies for six 300,000 DWT VLCCs with an average age of 1.7 years from Euronav in connection with the closing of Euronav’s announced acquisition of Gener8 Maritime, Inc. (“GNRT”). The $434,000 transaction (inclusive of assumed debt) is subject to a number of closing conditions, including (i) consummation of Euronav’s announced acquisition of GNRT, (ii) amendment of the Company’s existing credit facility as required to consummate the transaction, (iii) the Company’s receipt of financing necessary to consummate the transaction, (iv) completion of the Company’s due diligence to its reasonable satisfaction, (v) execution of a definitive stock purchase agreement and (vi) receipt of all required third-party consents, third-party approvals and regulatory approvals. The transaction is expected to close in the second quarter of 2018. Either party is permitted to terminate the LOI on or after March 31, 2018 if the parties have not entered into a definitive stock purchase agreement by such date and the party terminating the LOI is not otherwise in breach thereof. INSW intends to fund the transaction with a combination of available liquidity, the assumption of all or part of the debt (that is currently secured by the vessels) with an expected March 31, 2018 outstanding balance of $311,000, maturing between 2027 and 2028 and carrying a fixed annual interest rate of LIBOR plus 2.0% and other financing sources such as the proceeds from the financing of the 2010-built VLCC acquired in November 2017, as permitted under the Company’s existing term loan, and the sale and leaseback of two modern Aframax vessels.

Carrying Value of Vessels

All except one of the Company’s owned vessels are pledged as collateral under the INSW Facilities. The following table presents information with respect to the carrying amount of the Company’s vessels by type and indicates whether their fair market values, which are estimated by taking an average of two third-party vessel appraisals, are below their carrying values as of December 31, 2017. The carrying value of each of the Company’s vessels does not necessarily represent its fair market value or the amount that could be obtained if the vessel were sold. The Company’s estimates of market values for its vessels assume that the vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified as being in class without notations. In addition, because vessel values are highly volatile, these estimates may not be indicative of either the current or future prices that the Company could achieve if it were to sell any of the vessels. The Company would not record a loss for any of the vessels for which the fair market value is below its carrying value unless and until the Company either determines to sell the vessel for a loss or determines that the vessel is impaired as discussed below in “— Critical Accounting Policies — Vessel Impairment.” The Company believes that the future undiscounted cash flows expected to be earned over the estimated remaining useful lives for those vessels that have experienced declines in market values below their carrying values would exceed such vessels’ carrying values.

Footnotes to the following table exclude those vessels with an estimated market value in excess of their carrying value.

As of December 31, 2017
Vessel Type	Average Vessel Age (weighted by dwt)	Number of Owned Vessels	Carrying Value

Crude Tankers
VLCC (includes ULCC)	12.5	10	$453,914
Suezmax	0.4	2	115,438
Aframax	12.6	7	146,082
Panamax	15.3	8	60,582
Total Crude Tankers(1)	12.1	27	$776,016

Product Carriers
LR2	3.4	1	$64,376
LR1	9.0	4	93,054
MR	11.5	10	168,827
Total Product Carriers(2)	9.6	15	$326,257

(1)	As of December 31, 2017, the Crude Tankers segment includes vessels with an aggregate carrying value of $581,461, which the Company believes exceeds their aggregate market value of approximately $459,000 by $122,461.

(2)	As of December 31, 2017, the Product Carriers segment includes vessels with an aggregate carrying value of $281,383, which the Company believes exceeds their aggregate market value of approximately $209,375 by $72,008. This excludes a 2002-built MR which was held for sale as of December 31, 2017 and delivered to its buyer in January 2018.

13	International Seaways, Inc.

Off-Balance Sheet Arrangements

As of December 31, 2017, the LNG Joint Venture had total bank debt outstanding of $597,129 that was nonrecourse to the Company. The FSO Joint Venture’s debt matured in July 2017 and was accordingly repaid, together with all amounts remaining under related interest rate swap agreements, by the FSO Joint Venture.

The FSO Joint Venture is a party to a number of contracts: (a) the FSO Joint Venture is an obligor pursuant to a guarantee facility agreement dated as of July 14, 2017, by and among the FSO Joint Venture, ING Belgium NV/SA, as issuing bank, and Euronav and INSW, as guarantors (the ‘‘Guarantee Facility’’); and (b) the FSO Joint Venture is party to two service contracts with NOC (the ‘‘NOC Service Contracts’’).

INSW severally guarantees the obligations of the FSO Joint Venture pursuant to the Guarantee Facility and severally guarantees the obligations of the FSO Joint Venture to Maersk Oil Qatar AS (“MOQ”) under the MOQ service contracts, which contracts were novated to NOC in July 2017 (the ‘‘MOQ Guarantee’’) for the period beginning on the novation date and severally guarantees the obligations of the FSO Joint Venture under the NOC Service Contracts. INSW continues the MOQ Guarantee to MOQ for the period ended on the novation date of the service contracts for MOQ, which guarantee will end when Qatari authorities determine that the FSO Joint Venture has paid all Qatari taxes owed by the FSO Joint Venture under such service contracts through the novation date.

INSW maintains a guarantee in favor of Qatar Liquefied Gas Company Limited (2) (‘‘LNG Charterer’’) relating to certain LNG Tanker Time Charter Party Agreements with the LNG Charterer and each of Overseas LNG H1 Corporation, Overseas LNG H2 Corporation, Overseas LNG S1 Corporation and Overseas LNG S2 Corporation (such agreements, the ‘‘LNG Charter Party Agreements,’’ and such guarantee, the ‘‘LNG Performance Guarantee’’). INSW will pay QGTC an annual fee of $100 until such time that QGTC ceases to provide a guarantee in favor of the LNG charterer relating to performance under the LNG Charter Party Agreements.

OSG continues to provide a guarantee in favor of the LNG Charterer relating to the LNG Charter Party Agreements (such guarantees, the ‘‘OSG LNG Performance Guarantee’’). INSW will indemnify OSG for liabilities arising from the OSG LNG Performance Guarantee pursuant to the terms of the Separation and Distribution Agreement. In connection with the OSG LNG Performance Guarantee, INSW will pay a $125 fee per year to OSG, which will increase to $135 per year in 2018 and will be terminated if OSG ceases to provide the OSG LNG Performance Guarantee.

See Note 12, “Related Parties,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data” for additional information.

In addition and pursuant to an agreement between INSW and the trustees of the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”), INSW guarantees the obligations of OSG Ship Management (UK) Ltd., a subsidiary of INSW, to make payments to the Scheme. See Note 16, “Pension and other postretirement benefit plans,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data,” for additional information.

Aggregate Contractual Obligations

A summary of the Company’s long-term contractual obligations as of December 31, 2017 follows:

						Beyond
	2018	2019	2020	2021	2022	2022	Total
2017 Debt Facilities(1)	$67,425	$65,752	$63,879	$91,680	$454,837	$-	$743,573
Operating lease obligations (2)
Bareboat Charter-ins	1,841	-	-	-	-	-	1,841
Time Charter-ins	11,849	-	-	-	-	-	11,849
Office space	1,249	1,166	1,152	665	-	-	4,232
Total	$82,364	$66,918	$65,031	$92,345	$454,837	$-	$761,495

(1)	Amounts shown include contractual interest obligations of floating rate debt estimated based on the aggregate effective LIBOR rate as of December 31, 2017 of 1.35% and applicable margins of 5.5% and 3.5% for the 2017 Term Loan Facility, due 2022 and the 2017 Revolver Facility due 2021, respectively. Management estimates that no prepayment will be required for the 2017 Term Loan Facility as a result of estimated Excess Cash Flow for the year ended December 31, 2017. Amounts shown for the 2017 Term Loan Facility for years subsequent to 2018 exclude any estimated repayment as a result of Excess Cash Flow.

(2)	As of December 31, 2017, the Company had charter-in commitments for six vessels on leases that are accounted for as operating leases. Certain of these leases provide the Company with various renewal and purchase options. The future minimum commitments for time charters-in have been reduced to reflect estimated days that the vessels will not be available for employment due to drydock.

14	International Seaways, Inc.

RISK MANAGEMENT

Interest rate risk

The Company is exposed to market risk from changes in interest rates, which could impact its results of operations and financial condition. The Company manages this exposure to market risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. To manage its interest rate risk in a cost-effective manner, the Company, from time to time, enters into interest rate swap or cap agreements, in which it agrees to exchange various combinations of fixed and variable interest rates based on agreed upon notional amounts or to receive payments if floating interest rates rise above a specified cap rate. The Company uses such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage exposure to nonperformance on such instruments by the counterparties.

In December 2017, INSW entered into an interest rate cap agreement with a forward start date of January 1, 2018 with a major financial institution covering a notional amount of $300,000 to limit the floating interest rate exposure associated with the 2017 Term Loan. The Interest Rate Cap agreement contained no leverage features and had a cap rate of 2.5% through the termination date of December 31, 2020. As of December 31, 2016, the Company was party to a similar interest rate cap agreement in place associated with the INSW Term Loan and such agreement expired on February 5, 2017.

Currency and exchange rate risk

The shipping industry’s functional currency is the U.S. dollar. All of the Company’s revenues and most of its operating costs are in U.S. dollars. The Company incurs certain operating expenses, such as vessel and general and administrative expenses, in currencies other than the U.S. Dollar, and the foreign exchange risk associated with these operating expenses is immaterial. If foreign exchange risk becomes material in the future, the Company may seek to reduce its exposure to fluctuations in foreign exchange rates through the use of short-term currency forward contracts and through the purchase of bulk quantities of currencies at rates that management considers favorable. For contracts which qualify as cash flow hedges for accounting purposes, hedge effectiveness would be assessed based on changes in foreign exchange spot rates with the change in fair value of the effective portions being recorded in accumulated other comprehensive loss.

Fuel price volatility risk

Historically, the Company managed its exposure to future increases in fuel prices in the normal course of its business by entering into standalone bunker swaps. The Company’s deployment of most of its conventional tanker fleet in commercial pools and time charters currently limits the Company’s direct exposure to fluctuations in fuel prices as a component of voyage expenses.

INTEREST RATE SENSITIVITY

The following table presents information about the Company’s financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents the principal cash flows and related weighted average interest rates by expected maturity dates of the Company’s debt obligations.

Principal (Notional) Amount (dollars in millions) by Expected Maturity and Average Interest (Swap) Rate

							Fair Value at
					Beyond		Dec. 31,
At December 31, 2017	2018	2019	2020	2021	2021	Total	2017
Liabilities
Debt
Variable rate debt	$24.1	$27.5	$27.5	$57.5	$440.0	$576.6	$580.9
Average interest rate	6.95%	6.95%	6.95%	5.91%	6.95%

15	International Seaways, Inc.

As of December 31, 2017, the Company had a secured term loan (2017 Term Loan) and a revolving credit facility (2017 Revolver Facility) under which borrowings bear interest at a rate based on LIBOR, plus the applicable margin, as stated in the respective loan agreements. There was $30,000 outstanding under the 2017 Revolver Facility as of December 31, 2017.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates in the application of its accounting policies based on the best assumptions, judgments, and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application. For a description of all of the Company’s material accounting policies, see Note 2, “Summary of Significant Accounting Policies,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data.”

Revenue Recognition

The Company generates a majority of its revenue from voyage charters, including vessels in pools that predominantly perform voyage charters. Within the shipping industry, there are two methods used to account for voyage charter revenue: (1) ratably over the estimated length of each voyage and (2) completed voyage. The recognition of voyage revenues ratably over the estimated length of each voyage is the most prevalent method of accounting for voyage revenues in the shipping industry and the method used by the Company. Under each method, voyages may be calculated on either a load-to-load or discharge-to-discharge basis. In applying its revenue recognition method, management believes that the discharge-to-discharge basis of calculating voyages more accurately estimates voyage results than the load-to-load basis. Since, at the time of discharge, management generally knows the next load port and expected discharge port, the discharge-to-discharge calculation of voyage revenues can be estimated with a greater degree of accuracy. The Company does not begin recognizing voyage revenue until a charter has been agreed to by both the Company and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage, because it is at this time an obligation to perform is established, the charter rate is determinable for the specified load and discharge ports and collectability is reasonably assured.

Revenues from time charters and bareboat charters are accounted for as operating leases and are thus recognized ratably over the rental periods of such charters, as service is performed. The Company does not recognize time charter revenues during periods that vessels are off hire.

For the Company’s vessels operating in Commercial Pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula. The formulas in the pool agreements for allocating gross shipping revenues net of voyage expenses are based on points allocated to participants’ vessels based on cargo carrying capacity and other technical characteristics, such as speed and fuel consumption. The selection of charterers, negotiation of rates and collection of related receivables and the payment of voyage expenses are the responsibility of the pools. The pools may enter into contracts that earn either voyage charter revenue or time charter revenue. Each of the pools follows the same revenue recognition principles, as applied by the Company, in determining shipping revenues and voyage expenses, including recognizing revenue only after a charter has been agreed to by both the pool and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

For the pools in which the Company participates, management monitors, among other things, the relative proportion of the Company’s vessels operating in each of the pools to the total number of vessels in each of the respective pools and assesses whether or not the Company’s participation interest in each of the pools is sufficiently significant so as to determine that the Company has effective control of the pool.

The adoption of ASC 606, Revenue from Contracts with Customers, in the first quarter of 2018 will not materially change the Company’s current revenue recognition for time charters, bareboat charters and commercial pool arrangements. However, revenue recognition for voyage charters will most likely change depending on whether such charters are determined to be service only contracts or operating leases. Such determination will require management to exercise a significant level of judgment when evaluating the specific terms and conditions of a charter agreement. Refer to Note 2, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements for additional discussion of the impact of the adoption of the new revenue recognition standard.

Vessel Lives and Salvage Values

The carrying value of each of the Company’s vessels represents its original cost at the time it was delivered or purchased less depreciation calculated using an estimated useful life of 25 years (except for FSO service vessels for which estimated useful lives of 30 years are used and LNG Carriers for which estimated useful lives of 35 years are used) from the date such vessel was originally delivered from the shipyard. A vessel’s carrying value is reduced to its new cost basis (i.e. its current fair value) if a vessel impairment charge is recorded.

16	International Seaways, Inc.

If the estimated economic lives assigned to the Company’s vessels prove to be too long because of new regulations, an extended period of weak markets, the broad imposition of age restrictions by the Company’s customers, or other future events, it could result in higher depreciation expense and impairment losses in future periods related to a reduction in the useful lives of any affected vessels.

Company management estimates the scrap value of all of its vessels to be $300 per lightweight ton. The Company’s assumptions used in the determination of estimated salvage value take into account current scrap prices, the historic pattern of annual average scrap rates over the five years ended December 31, 2017, which ranged from $235 to $495 per lightweight ton, estimated changes in future market demand for scrap steel and estimated future demand for vessels. Scrap prices also fluctuate depending upon type of ship, bunkers on board, spares on board and delivery range. Market conditions that could influence the volume and pricing of scrapping activity in 2018 and beyond include the combined impact of scheduled newbuild deliveries and charter rate expectations for vessels potentially facing age restrictions imposed by oil majors as well as the impact of ballast water treatment systems regulatory requirements and requirements for the use of low sulphur fuels. These factors will influence owners’ decisions to accelerate the disposal of older vessels, especially those with upcoming special surveys.

Although management believes that the assumptions used to determine the scrap rate for its International Flag vessels are reasonable and appropriate, such assumptions are highly subjective, in part, because of the cyclicality of the nature of future demand for scrap steel.

Vessel Impairment

The carrying values of the Company’s vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical. Management evaluates the carrying amounts of vessels held and used by the Company for impairment only when it determines that it will sell a vessel or when events or changes in circumstances occur that cause management to believe that future cash flows for any individual vessel will be less than its carrying value. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available.

In developing estimates of future cash flows, the Company must make assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, drydocking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Specifically, in estimating future charter rates, management takes into consideration rates currently in effect for existing time charters and estimated daily time charter equivalent rates for each vessel class for the unfixed days over the estimated remaining lives of each of the vessels. The estimated daily time charter equivalent rates used for unfixed days are based on a combination of (i) internally forecasted rates that are consistent with forecasts provided to the Company’s senior management and Board of Directors, and (ii) the trailing 12-year historical average rates, based on monthly average rates published by a third party maritime research service. The internally forecasted rates are based on management’s evaluation of current economic data and trends in the shipping and oil and gas industries. Management uses the published 12-year historical average rates in its assumptions because it is management’s belief that the 12-year period captures a distribution of strong and weak charter rate periods, which results in the use of an average mid-cycle rate that is more in line with management’s forecast of a return to mid-cycle charter rate levels in the medium term. Recognizing that the transportation of crude oil and petroleum products is cyclical and subject to significant volatility based on factors beyond the Company’s control, management believes the use of estimates based on the combination of internally forecasted rates and 12-year historical average rates calculated as of the reporting date to be reasonable.

Estimated outflows for operating expenses and drydocking requirements are based on historical and budgeted costs and are adjusted for assumed inflation. Utilization is based on historical levels achieved and estimates of a residual value for recyclings are based upon published 12-year historical data or the pattern of scrap rates used in management’s evaluation of salvage value for purposes of recording depreciation. Finally, for vessels that are being considered for disposal before the end of their respective useful lives, the Company utilizes weighted probabilities assigned to the possible outcomes for such vessels being sold or scraped before the end of their respective useful lives.

The determination of fair value is highly judgmental. In estimating the fair value of INSW’s vessels for purposes of Step 2 of the impairment tests, the Company considered the market and income approaches by using a combination of third party appraisals and discounted cash flow models prepared by the Company. In preparing the discounted cash flow models, the Company uses a methodology consistent with the methodology discussed above in relation to the undiscounted cash flow models prepared by the Company, and discounts the cash flows using its current estimate of INSW’s weighted average cost of capital, which ranged from 9.0% to 9.5% over the three years ended December 31, 2017.

17	International Seaways, Inc.

The more significant factors that could impact management’s assumptions regarding time charter equivalent rates include (i) loss or reduction in business from significant customers, (ii) unanticipated changes in demand for transportation of crude oil and petroleum products, (iii) changes in production of or demand for oil and petroleum products, generally or in particular regions, (iv) greater than anticipated levels of tanker newbuilding orders or lower than anticipated levels of tanker scrappings, and (v) changes in rules and regulations applicable to the tanker industry, including legislation adopted by international organizations such as IMO and the EU or by individual countries. Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they were made, such assumptions are highly subjective and likely to change, possibly materially, in the future.

2017 Impairment Evaluation — Management gave consideration to the following events and changes in circumstances in determining whether there were any indicators that the carrying amounts of the vessels in the Company’s fleet were not recoverable as of December 31, 2017. Factors considered included declines in valuations during 2017 for vessels of certain sizes and ages, any negative changes in forecasted near term charter rates, and an increase in the likelihood that the Company will sell certain of its vessels before the end of their estimated useful lives in conjunction with the Company’s fleet renewal program. The Company concluded that the above indicators constituted impairment trigger events for eighteen vessels (one ULCC, one VLCC, six Aframaxes, eight Panamaxes and two LR1s) as of December 31, 2017 and three vessels (one Panamax and two MRs) as of September 30, 2017.

In developing estimates of undiscounted future cash flows for performing Step 1 of the impairment tests, the Company utilized the methodology described above. In estimating the fair value of the vessels for the purposes of Step 2 of the impairment tests, the Company considered the market and income approaches by using a combination of third party appraisals, current recycling market data, and discounted cash flow models prepared by the Company. In preparing the discounted cash flow models, the Company used a methodology consistent with the methodology described above and a weighted average cost of capital discount rate of 9.5%. Based on the tests performed, impairment charges totaling $81,062 and $7,346 were recorded on twelve vessels (one ULCC, one VLCC, four Aframaxes and six Panamaxes) at December 31, 2017 and three vessels (one Panamax and two MRs) as of September 30, 2017, respectively to write-down their carrying values to their estimated fair values.

2016 Impairment Evaluations — The Company had been monitoring the industry wide decline in vessel valuations during 2016 and specifically from June 30, 2016 to September 30, 2016, and September 30, 2016 to December 31, 2016, as well as the decline in forecasted near term charter rates, and concluded that the declines in vessel valuations and in forecasted near term charter rates constituted impairment trigger events for 28 vessels as of September 30, 2016 and 24 vessels as of December 31, 2016. In developing estimates of undiscounted future cash flows for performing Step 1 of the impairment tests, the Company utilized the methodology described above. In estimating the fair value of the vessels for the purposes of Step 2 of the September 30, 2016 impairment tests, the Company developed fair value estimates that utilized a market approach which considered an average of two vessel appraisals. Based on the tests performed, impairment charges totaling $49,640 were recorded on two LR1s, an Aframax and a Panamax to write-down their carrying values to their estimated fair values at September 30, 2016. In estimating the fair values of the vessels for the purposes of Step 2 of the December 31, 2016 impairment tests, the Company considered the market and income approaches by using a combination of third party appraisals and discounted cash flow models prepared by the Company. In preparing the discounted cash flow models, the Company used a methodology consistent with the methodology described above and a weighted average cost of capital discount rate of 9.0%. Based on the tests performed, impairment charges aggregating $29,602 were recorded on one Panamax and seven MRs to write-down their carrying values to their estimated fair values at December 31, 2016.

2015 Impairment Evaluation — Management gave consideration as to whether any events and changes in circumstances existed as of December 31, 2015 that could be viewed as indicators that the carrying amounts of the vessels in the Company’s International Flag fleet were not recoverable as of December 31, 2015 and determined there were no such events or changes in circumstances.

Impairment of Equity Method Investments

When events and circumstances warrant, investments accounted for under the equity method of accounting are evaluated for impairment. If a determination is made that an other-than-temporary impairment exists, the investment should be written down to its fair value in accordance with ASC 820, Fair Value Measurements and Disclosures, which establishes a new cost basis. In December 2016, evidence of an other-than-temporary decline in the fair value of the Company’s investments in its FSO joint ventures below their carrying values was identified by the Company. Specifically, management concluded that the lower charter rate expected over the duration of the recently awarded five-year service contracts commencing in the third quarter of 2017 was negative evidence indicating that the excess of the carrying value of the Company’s investment in these joint ventures over their fair value was other-than-temporary as of December 31, 2016.

As the Company determined that other-than-temporary impairments existed in relation to its investments in the FSO joint ventures, impairment charges aggregating $30,475 were recorded to write down the investments to their estimated fair values as of December 31, 2016. Such charges are included in equity in income of affiliated companies in the accompanying consolidated statements of operations. In estimating the fair value of the Company’s investments in the FSO joint ventures as of December 31, 2016, the Company utilized an income approach, by preparing discounted cash flow models since there is a lack of comparable market transactions for the specially built assets held by the joint ventures. In preparing the discounted cash flows models, the Company used a methodology largely consistent with the methodology and assumptions detailed in the “Vessel Impairment” section above, with the exception being that as the assets owned by the joint ventures serve under specific service contracts, the estimated charter rates for periods after the expiry of the existing contracts are based upon management’s internally forecasted rates. The cash flows were discounted using the estimated weighted average cost of capital for each joint venture, which approximated 9.5% and took into consideration country risk, entity size and uncertainty with respect to the cash flows for periods beyond the current charter expiries.

18	International Seaways, Inc.

Drydocking

Within the shipping industry, there are two methods that are used to account for dry dockings: (1) capitalize drydocking costs as incurred (deferral method) and amortize such costs over the period to the next scheduled drydocking, and (2) expense drydocking costs as incurred. Since drydocking cycles typically extend over two and a half years or five years, management uses the deferral method because management believes it provides a better matching of revenues and expenses than the expense-as-incurred method.

Pension Benefits

The Company has obligations outstanding under the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”), a defined benefit pension plan maintained by a subsidiary in the U.K., who is the principal employer of the Scheme. The plan has been closed to new entrants and accrual since December 2007. The Company has recorded pension benefit costs based on valuations developed by its actuarial consultants. These valuations are based on key estimates and assumptions, including those related to the discount rates, the rates expected to be earned on investments of plan assets and the life expectancy/mortality of plan participants. The Company is required to consider market conditions in selecting a discount rate that is representative of the rates of return currently available on high-quality fixed income investments. A higher discount rate would result in a lower benefit obligation and a lower rate would result in a higher benefit obligation. The expected rate of return on plan assets is management’s best estimate of expected returns on plan assets. A decrease in the expected rate of return will increase net periodic benefit costs and an increase in the expected rate of return will decrease benefit costs. The mortality assumption is management’s best estimate of the expected duration of future benefit payments at the measurement date. The estimate is based on the specific demographics and other relevant facts and circumstances of the Scheme and considers all relevant information available at the measurement date. Longer life expectancies would result in higher benefit obligations and a decrease in life expectancies would result in lower benefit obligations.

In determining the benefit obligations at the end of year measurement date, the Company continues to use an equivalent single weighted-average discount rate, at December 31, 2017 (2.40%) and 2016 (2.60%), respectively. Management believes these rates to be appropriate for ongoing plans with a long duration such as Scheme. The Company also assumed a long-term rate of return on the Scheme assets of 3.85% and 3.85% at December 31, 2017 and 2016, respectively, based on the asset mix as of such dates and management’s estimate of the long term rate of return that could be achieved over the remaining duration of the Scheme.

Newly Issued Accounting Standards

See Note 2, “Summary of Significant Accounting Policies,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data.”

19	International Seaways, Inc.

ITEM 8.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

20	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31

DOLLARS IN THOUSANDS

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$60,027	$92,001
Voyage receivables, including unbilled of $54,701 and $61,416	58,187	66,918
Other receivables	4,411	5,302
Inventories	3,270	1,338
Prepaid expenses and other current assets	5,897	5,350
Total Current Assets	131,792	170,909
Restricted cash	10,579	-
Vessels and other property, less accumulated depreciation	1,104,727	1,100,050
Vessel held for sale, net	5,108	-
Deferred drydock expenditures, net	30,528	30,557
Total Vessels, Deferred Drydock and Other Property	1,140,363	1,130,607
Investments in and advances to affiliated companies	378,894	358,681
Other assets	2,856	2,324
Total Assets	$1,664,484	$1,662,521

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$22,805	$38,237
Payable to OSG	367	683
Current installments of long-term debt	24,063	6,183
Total Current Liabilities	47,235	45,103
Long-term debt	528,874	433,468
Other liabilities	2,721	4,438
Total Liabilities	578,830	483,009

Commitments and contingencies

Equity:
Capital - 100,000,000 no par value shares authorized; 29,089,865 and 29,189,454 shares issued and outstanding	1,306,606	1,306,236
Accumulated deficit	(180,545)	(74,457)
	1,126,061	1,231,779
Accumulated other comprehensive loss	(40,407)	(52,267)
Total Equity	1,085,654	1,179,512
Total Liabilities and Equity	$1,664,484	$1,662,521

See notes to consolidated financial statements

21	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

	2017	2016	2015
Shipping Revenues:
Pool revenues, including $39,572 in 2017, $37,481 in 2016, and $45,372 in 2015 from companies accounted for by the equity method	$177,347	$246,196	$360,218
Time and bareboat charter revenues	55,106	95,484	52,092
Voyage charter revenues	57,648	56,639	85,324
	290,101	398,319	497,634

Operating Expenses:
Voyage expenses	15,106	13,274	21,844
Vessel expenses	141,235	141,944	143,925
Charter hire expenses	41,700	37,411	36,802
Depreciation and amortization	78,853	79,885	81,653
General and administrative	24,453	30,352	41,029
Third-party debt modification fees	9,240	-	-
Separation and transition costs	604	9,043	-
Technical management transition costs	-	-	39
Loss/(gain) on disposal of vessels and other property, including impairments	86,855	79,203	(4,459)
Total operating expenses	398,046	391,112	320,833
(Loss)/income from vessel operations	(107,945)	7,207	176,801
Equity in income of affiliated companies	48,966	16,849	45,559
Operating (loss)/income	(58,979)	24,056	222,360
Other (expense)/income	(5,818)	(1,346)	743
(Loss)/income before interest expense, reorganization items and income taxes	(64,797)	22,710	223,103
Interest expense	(41,247)	(40,362)	(44,134)
(Loss)/income before reorganization items and income taxes	(106,044)	(17,652)	178,969
Reorganization items, net	-	(131)	(5,659)
(Loss)/income before income taxes	(106,044)	(17,783)	173,310
Income tax provision	(44)	(440)	(140)
Net (loss)/income	$(106,088)	$(18,223)	$173,170

Weighted Average Number of Common Shares Outstanding:
Basic	29,159,440	29,157,992	29,157,387
Diluted	29,159,440	29,157,992	29,157,387

Per Share Amounts:
Basic and diluted net (loss)/income per share	(3.64)	(0.62)	5.94

See notes to consolidated financial statements

22	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

FOR THE YEARS ENDED DECEMBER 31

DOLLARS IN THOUSANDS

	2017	2016	2015

Net (Loss)/Income	$(106,088)	$(18,223)	$173,170
Other Comprehensive Income, net of tax:
Net change in unrealized losses on cash flow hedges	11,328	13,129	7,910
Foreign currency translation adjustment	-	42	(13)
Defined benefit pension and other postretirement benefit plans:
Net change in unrecognized prior service costs	(31)	294	118
Net change in unrecognized actuarial losses	563	(1,608)	2,234
Other Comprehensive Income, net of tax	11,860	11,857	10,249
Comprehensive (Loss)/Income	$(94,228)	$(6,366)	$183,419

See notes to consolidated financial statements

23	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

DOLLARS IN THOUSANDS

	2017	2016	2015
Cash Flows from Operating Activities:
Net (loss)/income	$(106,088)	$(18,223)	$173,170
Items included in net income not affecting cash flows:
Depreciation and amortization	78,853	79,885	81,653
Loss on write-down of vessels	88,408	79,242	-
Amortization of debt discount and other deferred financing costs	6,423	6,643	5,835
Deferred financing costs write-off	7,020	5,097	-
Direct and allocated stock compensation, non-cash	3,808	2,841	2,811
Earnings of affiliated companies	(49,427)	(17,816)	(44,654)
Allocated reorganization items, non-cash	-	131	5,659
Other – net	131	517	(41)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property	(1,553)	(39)	(4,459)
Allocated general and administrative expenses recorded as capital contributions	-	1,146	954
Discount on repurchase of debt	-	(3,755)	-
Cash distributions from affiliated companies	21,220	12,166	43,488
Payments for drydocking	(21,396)	(9,258)	(20,728)
Insurance claims proceeds related to vessel operations	1,964	1,942	739
Deferred financing costs paid for loan modification	-	(8,273)	(5,545)
Changes in operating assets and liabilities:
Decrease in receivables	8,730	8,033	13,398
(Decrease)/increase in payable to OSG	(316)	(10,667)	5,733
(Decrease)/increase in deferred revenue	(4,730)	4,421	-
Net change in inventories, prepaid expenses and other current assets and accounts payable, accrued expense, and other current and long-term liabilities	(15,652)	(5,073)	2,226
Net cash provided by operating activities	17,395	128,960	260,239
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(173,535)	(1,988)	(964)
Proceeds from disposal of vessels and other property	18,344	-	17,058
Expenditures for other property	(406)	(907)	-
Investments in and advances to affiliated companies, net	(731)	(987)	(153)
Repayments of advances from joint venture investees	19,530	6,334	-
Other – net	-	-	(382)
Net cash (used in)/provided by investing activities	(136,798)	2,452	15,559
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	614,933	-	-
Payments on debt	(54,983)	(90,065)	(6,284)
Extinguishment of debt	(458,416)	(65,167)	-
Dividend payments to OSG	-	(202,000)	(200,000)
Repurchases of common stock	(3,177)	-	-
Cash paid to tax authority upon vesting of stock-based compensation	(349)	(26)	-
Net cash provided by/(used in) financing activities	98,008	(357,258)	(206,284)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(21,395)	(225,846)	69,514
Cash, cash equivalents and restricted cash at beginning of year	92,001	317,847	248,333
Cash, cash equivalents and restricted cash at end of year	$70,606	$92,001	$317,847

See notes to consolidated financial statements

24	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

DOLLARS IN THOUSANDS

			Accumulated
			Other
		Accumulated	Comprehensive
	Capital	Deficit	Loss	Total

Balance at January 1, 2015	$1,464,428	$888	$(74,373)	$1,390,943
Net income	-	173,170	-	173,170
Other comprehensive income	-	-	10,249	10,249
Dividend to OSG	(118,523)	(81,477)	-	(200,000)
Capital contribution of OSG, net	9,424	-	-	9,424
Balance at December 31, 2015	1,355,329	92,581	(64,124)	1,383,786
Net loss	-	(18,223)	-	(18,223)
Other comprehensive income	-	-	11,857	11,857
Dividend to OSG	(53,185)	(148,815)	-	(202,000)
Compensation relating to restricted stock awards	40	-	-	40
Compensation relating to restricted stock units awards	184	-	-	184
Compensation relating to stock option awards	71	-	-	71
Capital contribution of OSG, net	3,797	-	-	3,797
Balance at December 31, 2016	1,306,236	(74,457)	(52,267)	1,179,512
Net loss	-	(106,088)	-	(106,088)
Other comprehensive income	-	-	11,860	11,860
Forfeitures of vested restricted stock awards	(261)	-	-	(261)
Compensation relating to restricted stock awards	841	-	-	841
Compensation relating to restricted stock units awards	2,141	-	-	2,141
Compensation relating to stock option awards	826	-	-	826
Repurchase of common stock	(3,177)	-	-	(3,177)
Balance at December 31, 2017	$1,306,606	$(180,545)	$(40,407)	$1,085,654

See notes to consolidated financial statements

25	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Spin-Off from Overseas Shipholding Group, Inc.

On November 30, 2016 (the “Distribution Date”), International Seaways, Inc. (“INSW”), a Marshall Islands corporation, and its wholly owned subsidiaries (the “Company” or “INSW”, or “we” or “us” or “our”), became a public entity as a result of its spin-off (the “Distribution”) from Overseas Shipholding Group, Inc. (“OSG”), a publicly traded company incorporated in Delaware (United States). The spin-off separated OSG and INSW into two distinct businesses with separate management. OSG retained the U.S. Flag business and INSW holds entities and other assets and liabilities that formed OSG’s former International Flag business.

On November 30, 2016, we amended and restated our articles of incorporation (“Amended and Restated Articles of Incorporation”). In accordance with the Amended and Restated Articles of Incorporation, immediately prior to the distribution, as described in the following paragraph, the Company effected a stock split of its 102.21 issued and outstanding shares of common stock, which were all owned by OSG, to allow for a prorata dividend of such shares to the holders of OSG common stock and warrants. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 260, Earnings Per Share, the Company adjusted the computations of basic and diluted earnings per share retroactively for all periods presented to reflect that change in its capital structure. Following the distribution our authorized capital stock consisted of 100,000,000 shares of common stock without par value and 10,000,000 shares of preferred stock without par value.

The spin-off transaction was in the form of a pro rata dividend of 100% of the common stock of INSW to holders of OSG common stock and warrants. Effective as of 5:00 p.m., New York time, on the Distribution Date (the “Effective Time”), our common stock was distributed, on a pro rata basis, to OSG’s stockholders and warrant holders of record as of 5:00 p.m., New York time, on November 18, 2016 (the “Record Date”). On the Distribution Date, each holder of OSG common stock received 0.3333 shares of our common stock for every share of OSG common stock held on the Record Date. Each holder of OSG warrants received 0.3333 shares of our common stock for every one share of OSG common stock they would have received if they exercised their warrants immediately prior to the Distribution (or 0.063327 INSW shares per warrant), treating such warrants on an as-exercised basis without deduction for the exercise price of such warrants. Fractional shares of our common stock were not distributed in the spin-off. Holders of OSG common stock and warrants received cash in lieu of fractional shares of our common stock. Our common stock began “regular-way” trading on the New York Stock Exchange on December 1, 2016, under the symbol “INSW.”

The spin-off was completed pursuant to a separation and distribution agreement (the “Separation and Distribution Agreement”) and several other agreements with OSG related to the spin-off, including a transition services agreement (the “Transition Services Agreement”) and an employee matters agreement (the “Employee Matters Agreement”) dated November 30, 2016. These agreements govern the relationship between us and OSG following the spin-off and provide for the allocation of various assets, liabilities, rights and obligations. These agreements also include arrangements for transition services that were provided by OSG to the Company and by the Company to OSG. See Note 13, “Related Parties,” for additional discussion of the significant agreements with OSG.

Nature of the Business

The Company is engaged primarily in the ocean transportation of crude oil and petroleum products in international markets. The Company’s business is currently organized into two reportable segments: Crude Tankers and Product Carriers. The crude oil fleet is comprised of most major crude oil vessel classes. The products fleet transports refined petroleum product cargoes from refineries to consuming markets characterized by both long and short-haul routes. Through joint venture partnerships, the Company operates four liquefied natural gas (“LNG”) carriers and two Floating Storage and Offloading (“FSO”) service vessels.

As of December 31, 2017, the Company’s operating fleet consisted of 55 vessels, 49 of which were owned (including four LNG carriers and two FSO service vessels in which the Company has joint venture ownership interests), with the remaining vessels chartered-in. Subsequent to December 31, 2017, we delivered a 2002-built and a 2004-built MR to buyers (see Note 5, “Vessels”, to the accompanying consolidated financial statements). Vessels chartered-in may be bareboat charters or time charters. Under either a bareboat charter or time charter, a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel. Under a bareboat charter, the customer pays all costs of operating the vessel, including voyage expenses, such as fuel, canal tolls and port charges, and vessel expenses such as crew costs, vessel stores and supplies, lubricating oils, maintenance and repair, insurance and communications associated with operating the vessel. Under a time charter, the customer pays all voyage expenses and the shipowner pays all vessel expenses. The Company’s operating fleet list excludes vessels chartered-in where the duration of the charter was one year or less at inception. The Marshall Islands is the principal flag of registry of the Company’s vessels.

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Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

For the eleven-month period ended November 30, 2016 and the years ended December 31, 2015, the accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of the individual entities that comprise the Company carved out from the historical results of operations, cost basis of the assets and liabilities and cash flows of OSG for these entities using both specific identification and allocation consistent with prior periods.

For the eleven month period ended November 30, 2016 and the years ended December 31, 2015, the Company functioned as part of the larger group of companies controlled by OSG, and accordingly, OSG performed certain corporate overhead functions for the Company. Therefore, certain costs related to the Company have been allocated from OSG. These allocated costs are primarily related to corporate administrative expenses, reorganization costs and employee related costs, including pensions and other benefits for corporate and shared employees, for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, treasury and cash management, facility and other corporate and infrastructural services. The costs associated with these services and support functions have been allocated to the Company primarily based on either the proportion of time spent by employees within the above functions on tasks related to or for the benefit of the Company’s entities or the proportion of ship operating days of the Company. Ship operating days are defined as the total number of days vessels are owned or chartered in during a period. A portion of this cost allocation was offset by costs for certain corporate functions held within the Company (including information technology functions) that have historically provided services to OSG and non-INSW subsidiaries of OSG. The net costs allocated for these functions are included in general and administrative expenses, technical management and transition costs, separation and transition costs and reorganization items, net within the consolidated financial statements. The tax provisions for the Company have been provided using a separate tax return methodology.

Management believes the assumptions and allocations are reasonable. The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods relative to the total costs incurred by OSG. However, the amounts recorded may not be representative of the amounts that would have been incurred had the Company been an entity that operated independently of OSG. Consequently, these consolidated financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had the Company operated as a separate entity apart from OSG during the eleven-month period ended November 30, 2016 and the year ended December 31, 2015.

Following our spin-off from OSG on November 30, 2016, we now perform functions previously performed by OSG using internal resources and purchased services, some of which were being provided by OSG during a transitional period that ended on June 30, 2017 pursuant to the Transition Services Agreement.

All intercompany balances and transactions within the Company have been eliminated. Investments in 50% or less owned affiliated companies, in which the Company exercises significant influence, are accounted for by the equity method.

Dollar amounts, except per share amounts are in thousands.

Changes in Basis of Presentation

The Company adopted several accounting pronouncements as of January 1, 2018. The “Recently Adopted Accounting Standards” section of Note 2 below includes a discussion of each standard and the impacts of the retrospective applications of such standards upon this recast of certain of the financial information included in the Company’s Form 10-K for the year ended December 31, 2017.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

1.	Cash and cash equivalents — Interest-bearing deposits that are highly liquid investments and have a maturity of three months or less when purchased are included in cash and cash equivalents. Restricted cash of $10,579 as of December 31, 2017 represents legally restricted cash relating to the 2017 Debt Facilities (as defined in Note 8, “Debt”). Such restricted cash reserves are included in the non-current assets section of the consolidated balance sheet. The 2017 Debt Facilities stipulate that net cash proceeds of any INSW asset sale or casualty event exceeding $5,000, are restricted and required to be reinvested in fixed or capital assets within twelve months of such sale or casualty event or used to repay the principal balance outstanding on the 2017 Debt Facilities.

2.	Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk are voyage receivables due from charterers and pools in which the Company participates. With respect to voyage receivables, the Company limits its credit risk by performing ongoing credit evaluations. Voyage receivables reflected in the consolidated balance sheets as of December 31, 2017 and 2016 are net of an allowance for doubtful accounts of $108 and $70, respectively. The provisions for doubtful accounts for the years ended December 31, 2017, 2016 and 2015 were not material.

During the three years ended December 31, 2017, the Company did not have any individual customers who accounted for 10% or more of its revenues apart from the pools in which it participates. The pools in which the Company participates accounted for 89% and 90% of consolidated voyage receivables at December 31, 2017 and 2016.

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3.	Inventories —Inventories, which consists principally of fuel, are stated at cost determined on a first-in, first-out basis.

4.	Vessels, vessel lives, deferred drydocking expenditures and other property —Vessels are recorded at cost and are depreciated to their estimated salvage value on the straight-line basis over the lives of the vessels, which are generally 25 years. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $300 per ton.

Other property, including leasehold improvements, are recorded at cost and amortized on a straight-line basis over the shorter of the terms of the leases or the estimated useful lives of the assets, which range from three to seven years.

Interest costs are capitalized to vessels during the period that vessels are under construction, however, no interest was capitalized during 2017, 2016 or 2015.

Expenditures incurred during a drydocking are deferred and amortized on the straight-line basis over the period until the next scheduled drydocking, generally two and a half to five years. The Company only includes in deferred drydocking costs those direct costs that are incurred as part of the drydocking to meet regulatory requirements, or are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred.

The carrying value of each of the Company’s vessels represents its original cost at the time it was delivered or purchased less depreciation calculated using estimated useful lives from the date such vessel was originally delivered from the shipyard. A vessel’s carrying value is reduced to its new cost basis (i.e., its current fair value) if a vessel impairment charge is recorded.

5.	Impairment of long-lived assets —The carrying amounts of long-lived assets held and used by the Company are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the asset’s carrying amount. This assessment is made at the individual vessel level since separately identifiable cash flow information for each vessel is available. The impairment charge, if any, would be measured as the amount by which the carrying amount of a vessel exceeded its fair value. If using an income approach in determining the fair value of a vessel, the Company will consider the discounted cash flows resulting from highest and best use of the vessel asset from a market-participant’s perspective. Alternatively, if using a market approach, the Company will obtain third party appraisals of the estimated fair value of the vessel. A long lived asset impairment charge results in a new cost basis being established for the relevant long lived asset. See Note 5, “Vessels,” for further discussion on the impairment tests performed on certain of our vessels during the three years ended December 31, 2017.

6.	Deferred finance charges —Finance charges, excluding original issue discounts, incurred in the arrangement and /or amendments resulting in the modification of debt are deferred and amortized to interest expense on either an effective interest method or straight-line basis over the life of the related debt. Unamortized deferred finance charges of $1,691 relating to the INSW Revolver Facility (as defined in Note 8, “Debt”) are included in other assets in the consolidated balance sheets as of December 31, 2016. Unamortized deferred finance charges of $23,626 relating to the 2017 Term Loan Facility (as defined in Note 8, “Debt”) and the 2017 Revolver Facility and $19,827 relating to the INSW Term Loan are included in long-term debt on the consolidated balance sheets as of December 31, 2017 and 2016.

Interest expense relating to the amortization of deferred financing costs amounted to $5,115 in 2017, $6,449 in 2016 and $5,625 in 2015.

7.	Revenue and expense recognition —Revenues from time charters and bareboat charters are accounted for as operating leases and are thus recognized ratably over the rental periods of such charters, as service is performed. Voyage revenues and expenses are recognized ratably over the estimated length of each voyage, calculated on a discharge-to-discharge basis and, therefore, are allocated between reporting periods based on the relative transit time in each period. The impact of recognizing voyage expenses ratably over the length of each voyage is not materially different on a quarterly and annual basis from a method of recognizing such costs as incurred. The Company does not begin recognizing voyage revenue until a charter has been agreed to by both the Company and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

Under voyage charters, expenses such as fuel, port charges, canal tolls, cargo handling operations and brokerage commissions are paid by the Company whereas, under time and bareboat charters, such voyage costs are paid by the Company’s customers.

For the Company’s vessels operating in pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent (“TCE”) basis in accordance with an agreed-upon formula. Such TCE revenues are reported as pool revenues in the accompanying consolidated statement of operations. For the pools in which the Company participates, management monitors, among other things, the relative proportion of the Company’s vessels operating in each of the pools to the total number of vessels in each of the respective pools, and assesses whether or not the Company’s participation interest in each of the pools is sufficiently significant so as to determine that the Company has effective control of the pool.

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8.	Derivatives —ASC 815, Derivatives and Hedging, requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not effective hedges must be adjusted to fair value through earnings. If the derivative is an effective hedge, depending on the nature of the hedge, a change in the fair value of the derivative is either recorded to current earnings (fair value hedge), or recognized in other comprehensive income/(loss) and reclassified into earnings in the same period or periods during which the hedge transaction affects earnings (cash flow hedge). The ineffective portion of an effective hedge and the full amount of the change in fair value of derivative instruments that do not qualify for hedge accounting are immediately recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. The Company also formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item such as forecasted transactions; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate or desired.

When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive loss and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive loss will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings, unless it is designated in a new hedging relationship.

During the three years ended December 31, 2017, no ineffectiveness gains or losses were recorded in earnings relative to interest rate caps entered into by the Company or its subsidiaries that qualified for hedge accounting. Any gain or loss realized upon the early termination of an interest rate cap is recognized as an adjustment of interest expense over the shorter of the remaining term of the cap or the hedged debt. See Note 9, “Fair Value of Financial Instruments, Derivatives and Fair Value Disclosures,” for additional disclosures on the Company’s interest rate caps and other financial instruments.

9.	Income taxes — Substantially all of the companies included in the Company’s consolidated financial statements were excluded from the OSG consolidated group for U.S. income tax purposes for the eleven month period ended November 30, 2016 and the year ended December 31, 2015. The Company’s financial statements have been prepared on the basis that OSG was responsible for all U.S. taxes for periods prior to December 1, 2016. Prior to December 1, 2016, the Company had not operated as an independent stand-alone entity. However, for the purposes of these consolidated financial statements the Company has calculated income taxes as if it had filed relevant income tax returns on a stand-alone basis. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Net deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes in the period such determination is made.

Uncertain tax positions are recorded in accordance with ASC 740, Income Taxes, on the basis of a two-step process whereby (1) the Company first determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority.

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10.	Valuation of equity method investments — When events and circumstances warrant, investments accounted for under the equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in fair value of an investment below its carrying amount is determined to be other-than-temporary. Impairment charges related to equity method investments are recorded in equity in income of affiliated companies in the accompanying consolidated statements of operations. See Note 6, “Equity Method Investments,” for further discussion of the Company’s evaluation of impairment of its equity method investments at December 31, 2017 and 2016, respectively.

11.	Use of estimates —The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets, liabilities, equity, revenues and expenses reported in the financial statements and accompanying notes. The most significant estimates relate to the depreciation of vessels and other property, amortization of drydocking costs, estimates used in assessing the recoverability of goodwill, equity method investments, intangible and other long-lived assets, liabilities incurred relating to pension benefits, and income taxes. Actual results could differ from those estimates.

12.	Recently Adopted Accounting Standards — In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), which requires that an employer classify and report the service cost component in the same line item or items in the statement of operations as other compensation costs arising from services rendered by the pertinent employees during the period and disclose by line item in the statement of operations the amount of net benefit cost that is included in the statement of operations. The other components of net benefit cost would be presented in the statement of operations separately from the service cost component and outside the subtotal of income from operations. The standard is effective for interim and annual periods beginning after December 31, 2017. The standard requires application using a retrospective transition method and allows a practical expedient that permits an employer to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. Such practical expedient was not utilized by the Company. The adoption of this accounting standard resulted in the reclassification of $526, ($380), and $677 of net actuarial gains/(losses) and settlement losses from the general and administrative expense line to the other income lines on the consolidated statements of operations for the year ended December 31, 2017, 2016, and 2015 respectively, and the reclassification of $809, $886, and $1,164 of benefit obligation interest costs from the general and administrative expense line to the interest expense line on the consolidated statements of operations for the years ended December 31, 2017, 2016, and 2015, respectively. Accordingly, Note 14, “Accumulated Other Comprehensive Loss”, Note 17, “Other (Expense)/Income”, and Note 19, “2017 and 2016 Quarterly Results of Operations (Unaudited)” have been adjusted to reflect such reclassifications.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The adoption of this accounting standard resulted in the inclusion of restricted cash of $10,579 and $8,989 at December 31, 2017 and 2015, respectively, in the end-of-year amounts shown on the statement of cash flows for the years ended December 31, 2017 and 2015, respectively. Restricted cash of $8,989 as of December 31, 2015 represents legally restricted cash relating to the INSW Debt Facilities (as defined in Note 8, “Debt”).

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230), which amends the guidance in ASC 230 on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles on this topic with respect to (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The standard is effective for interim and annual periods beginning after December 31, 2017. The guidance requires application using a retrospective transition method. We adopted the standard for classification of distributions received from equity method investees using the cumulative equity earnings approach, which required the retrospective reclassification of distributions received from certain affiliated companies accounted for by the equity method, from investing activities to operating activities. As a result, $19,530, $6,334, and zero of the total distributions of $40,750, $18,500 and $37,500 received from certain affiliated companies accounted for by the equity method during the years ended December 31, 2017, 2016 and 2015, respectively, are presented as cash inflows from investing activities while the balances of $21,220, $12,166 and $37,500, respectively, are presented as cash inflows from operating activities. In addition, $5,988 of total distributions received from certain affiliated companies accounted for by the equity method during the year ended December 31, 2015, which were included in the undistributed earnings of affiliated companies line item in the operating activities section of the consolidated statement of cash flows are presented in the cash distributions from affiliated companies line item in the operating activities section. In addition, the adoption of this accounting standard resulted in the separate line presentation of $1,964, $1,942 and $739 of insurance proceeds received for various claims arising from the normal operations of our vessel fleet, within the operating activities section of the consolidated statement of cash flows for the years ended December 31, 2017, 2016, and 2015, respectively.

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In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (ASC 815), which makes more financial and nonfinancial hedging strategies eligible for hedge accounting, amends the presentation and disclosure requirements, and changes how companies assess effectiveness. It is intended to more closely align hedge accounting with companies’ risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. The new guidance permits a qualitative effectiveness assessment for certain hedges instead of a quantitative test after initial qualification if the company can reasonably support an expectation of high effectiveness throughout the term of the hedge. An initial quantitative test to establish that the hedge relationship is highly effective is still required. For cash flow hedges, if the hedge is highly effective, all changes in the fair value of the derivative hedging instrument will be recorded in other comprehensive income. They will be reclassified to earnings when the hedged item impacts earnings. On the other hand, for fair value hedges, because the change in fair value of the hedged item and the derivative hedging instrument will still be recorded in current earnings, if the hedge is not 100% effective there will be an income statement impact. The standard will be effective for interim and annual periods beginning after December 31, 2018 and early adoption is permitted. Beginning December 1, 2017, the Company elected to early adopt this accounting standard with an initial application date of January 1, 2017. The adoption of this accounting standard had no impact on the Company’s consolidated financial statements since the hedge relationship that existed at the initial application date had expired prior to the adoption date. Also, the hedge relationship entered into after the December 1, 2017 adoption date had a forward start date of January 1, 2018.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASC 718), which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The standard is effective for annual periods beginning after December 31, 2016 and interim periods within that reporting period. As a result of the adoption of this accounting standard, effective January 1, 2017, the Company elected to account for forfeitures of share-based payments as they occur. The adoption of this accounting policy had no impact on the Company’s consolidated financial statements since management’s estimate of the forfeiture rate on share-based payment awards granted prior to January 1, 2017 was zero. In addition, the adoption of this accounting standard resulted in the presentation of $349 and $26 of cash paid to the tax authorities for shares withheld to satisfy the Company’s statutory income tax withholding obligations as a financing cash outflow in the consolidated statement of cash flows for the years ended December 31, 2017 and 2016, respectively.

13.	Recently Issued Accounting Standards - In September 2017, the FASB issued ASU 2017-13, Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments, which allows certain public business entities (“PBEs”) that otherwise would not meet the definition of a public business entity except for a requirement to include its financial statements or financial information in another entity’s filings with the SEC, to elect to use non-PBE transition dates for the sole purpose of adopting ASU No. 2016-02, Leases (ASC 842), and ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606). Accordingly, all financial statements or financial information of the Company’s FSO and LNG joint ventures that may be included in the Company’s filings with the SEC pursuant to SEC Regulation S-X Rule 4-08(g), Summarized Financial Information of Subsidiaries Not Consolidated and 50 Percent or Less Owned Persons, and/or SEC Regulation S-X Rule 3-09, Separate Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Persons, will likely not reflect the adoptions of ASC 606 and ASC 842 until January 1, 2019 and January 1, 2020, respectively.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (ASC 718), which provides guidance in regards to a change to the terms or conditions of a share-based payment award. An entity is required to account for the effects of a modification unless all the following are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The guidance is to be applied prospectively to an award modified on or after the adoption date. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. The adoption of this accounting policy had no impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (ASC 805), which revises the definition of a business and puts in place a new framework to assist entities in evaluating whether an acquired set of assets and activities should be accounted for as an acquisition of a business or as a group of assets. Under the current business combinations guidance, there are three elements of a business: inputs, processes, and outputs. The new framework adds an initial screen to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The new framework also specifies the minimum required inputs and processes necessary to be a business. It removes the need to consider a market participant’s ability to replace missing elements when all of the inputs or processes that the seller used in operating a business were not obtained. What qualifies as an input and process remains substantially the same as in the prior guidance. While processes would typically be documented, the guidance clarifies that the intellectual capacity of an organized workforce could also qualify as a process. Administrative systems (e.g., billing, payroll) are typically not considered processes that significantly contribute to the creation of outputs. The new guidance narrows the definition of “outputs” to be consistent with how they are described in ASC 606. As a result, fewer sets will be considered to have outputs. The standard is effective for annual periods beginning after December 31, 2017 and interim periods within that reporting period. Upon adoption of this standard, the Company concluded that the planned acquisition of six VLCC tankers (see Note 5, “Vessels”) should be accounted for as an acquisition of a group of assets as substantially all of the fair value of the gross assets to be acquired will be concentrated in vessel assets.

31	International Seaways, Inc.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), a standard that supersedes virtually all of the existing revenue recognition guidance in U.S. GAAP. The standard establishes a five-step model that applies to revenue earned from a contract with a customer. The standard’s requirements also apply to the sale of some non-financial assets that are not part of an entity’s ordinary activities (e.g., sales of property or plant and equipment). Extensive disclosures are required, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods and key judgments and estimates. The FASB has issued several amendments to the standard, including clarification of the accounting for licenses of intellectual property and identifying performance obligations. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The new standard is effective for us beginning January 1, 2018 and we adopted the standard using the cumulative catch-up transition method. Upon adoption of ASC 606, the timing and recognition of earnings from the pool arrangements and time charter/bareboat charter-out contracts to which the Company is party did not change significantly from previous practice. Depending on whether or not the underlying voyage charter has been determined to be a service only contract or a lease contract with a service component, there may be a change in the timing of revenue recognition under voyage charter contracts. Such change in timing of revenue recognition may have a material impact on the Company’s consolidated financial statements, depending on the number of voyage charters that are in progress at a reporting period end. As of December 31, 2017, only one of the Company’s vessels was operating on a voyage charter. A review of the terms of the voyage charter agreement resulted in the determination that it was a short-term lease contract because the charterer had substantive decision-making rights with respect to the load and discharge ports. We concluded there was no material cumulative catch up adjustment for this contract as the adoption of ASC 606 did not materially change the timing or the amount of the non-lease component of the revenue recognized ratably between contract signing date in November 2017 and the discharge of cargo in January 2018. As a result, there was no cumulative catch up adjustment recognized on January 1, 2018.

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842), which requires lessees to recognize most leases on the balance sheet. This is expected to increase both reported assets and liabilities. The standard will be effective for the first interim reporting period within annual periods beginning after December 15, 2018, although early adoption is permitted. Lessees and lessors will be required to apply the new standard at the beginning of the earliest period presented in the financial statements in which they first apply the new guidance, using a modified retrospective transition method. The requirements of this standard include a significant increase in required disclosures. Management is analyzing the impact of the adoption of this guidance on the Company’s consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting. Management expects that the Company will recognize increases in reported amounts for property, plant and equipment and related lease liabilities upon adoption of the new standard.

NOTE 3 — EARNINGS PER COMMON SHARE:

Basic earnings per common share is computed by dividing earnings, after the deduction of dividends and undistributed earnings allocated to participating securities, by the weighted average number of common shares outstanding during the period.

The computation of diluted earnings per share assumes the issuance of common stock for all potentially dilutive stock options and restricted stock units not classified as participating securities. Participating securities are defined by ASC 260, Earnings Per Share, as unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents and are included in the computation of earnings per share pursuant to the two-class method.

32	International Seaways, Inc.

There were 35,876, 1,489 and 0 weighted average shares of unvested restricted common stock shares considered to be participating securities for the years ended December 31, 2017, 2016 and 2015, respectively. Such participating securities are allocated a portion of income, but not losses under the two-class method. Accordingly, no allocation was made to the participating securities under the two-class method for the years ended December 31, 2017 and 2016. As of December 31, 2017, there were 105,429 shares of restricted stock units and 275,830 stock options outstanding considered to be potentially dilutive securities.

The components of the calculation of basic and diluted earnings per share are as follows:

For the year ended December 31,	2017	2016	2015
Net (loss)/income	$(106,088)	$(18,223)	$173,170

Weighted average common shares outstanding:
Basic	29,159,440	29,157,992	29,157,387
Diluted	29,159,440	29,157,992	29,157,387

Reconciliations of the numerator of the basic and diluted earnings per share computations are as follows:

For the year ended December 31,	2017	2016	2015
Net (loss)/income allocated to:
Common Stockholders	$(106,088)	$(18,223)	$173,170
Participating securities	-	-	-
	$(106,088)	$(18,223)	$173,170

There were no dilutive equity awards outstanding for the years ended December 31, 2017, 2016 and 2015. Awards of 397,833 and 11,153 for the year ended 2017 and 2016, respectively, were not included in the computation of diluted earnings per share because inclusion of these awards would be anti-dilutive.

NOTE 4 — BUSINESS AND SEGMENT REPORTING:

The Company is engaged primarily in the ocean transportation of crude oil and petroleum products in the international market through the ownership and operation of a diversified fleet of vessels. The shipping industry has many distinct market segments based, in large part, on the size and design configuration of vessels required and, in some cases, on the flag of registry. Rates in each market segment are determined by a variety of factors affecting the supply and demand for vessels to move cargoes in the trades for which they are suited. Tankers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. The Company charters its vessels to commercial shippers and foreign governments and governmental agencies primarily on voyage charters and on time charters.

The Company has two reportable segments: Crude Tankers and Product Carriers. The joint ventures with two floating storage and offloading service vessels are included in the Crude Tankers Segment. The joint venture with four LNG Carriers is included in Other. Adjusted income/(loss) from vessel operations for segment reporting is defined as income/(loss) from vessel operations before general and administrative expenses, third-party debt modification fees, separation and transition costs, technical management transition costs, and (loss)/gain on disposal of vessels and other property, including impairments. The accounting policies followed by the reportable segments are the same as those followed in the preparation of the Company’s consolidated financial statements.

33	International Seaways, Inc.

Information about the Company’s reportable segments as of and for each of the years in the three-year period ended December 31, 2017 follows:

	Crude	Product
	Tankers	Carriers	Other	Totals
2017
Shipping revenues	$192,426	$97,675	$-	$290,101
Time charter equivalent revenues	178,812	96,183	-	274,995
Depreciation and amortization	56,302	22,418	133	78,853
Loss on disposal of vessels and other property, including impairments	85,625	1,230	-	86,855
Adjusted income/(loss) from vessel operations	21,623	(8,385)	(31)	13,207
Equity in income of affiliated companies	34,577	-	14,389	48,966
Investments in and advances to affiliated companies at December 31, 2017	260,884	15,612	102,398	378,894
Adjusted total assets at December 31, 2017	1,104,714	382,905	102,025	1,589,644
Expenditures for vessels and vessel improvements	172,164	1,371	-	173,535
Payments for drydockings	17,606	3,790	-	21,396
2016
Shipping revenues	$271,764	$126,555	$-	$398,319
Time charter equivalent revenues	258,171	126,314	560	385,045
Depreciation and amortization	52,395	26,696	794	79,885
Loss on disposal of vessels and other property, including impairments	7,585	71,456	162	79,203
Adjusted income from vessel operations	111,768	13,327	710	125,805
Equity in income of affiliated companies	5,584	-	11,265	16,849
Investments in and advances to affiliated companies at December 31, 2016	266,470	15,296	76,915	358,681
Adjusted total assets at December 31, 2016	1,066,184	422,579	76,915	1,565,678
Expenditures for vessels and vessel improvements	691	1,297	-	1,988
Payments for drydockings	7,636	1,622	-	9,258
2015
Shipping revenues	$324,703	$172,931	$-	$497,634
Time charter equivalent revenues	304,182	171,608	-	475,790
Depreciation and amortization	51,347	28,763	1,543	81,653
Loss/(gain) on disposal of vessels and other property	31	(3,231)	(1,259)	(4,459)
Adjusted income/(loss) from vessel operations	157,840	56,746	(1,176)	213,410
Equity in income of affiliated companies	34,371	-	11,188	45,559
Investments in and advances to affiliated companies at December 31, 2015	276,839	13,793	54,259	344,891
Adjusted total assets at December 31, 2015	1,148,361	505,353	43,340	1,697,054
Expenditures for vessels and vessel improvements	91	873	-	964
Payments for drydockings	13,842	6,886	-	20,728

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

For the year ended December 31,	2017	2016	2015
Time charter equivalent revenues	$274,995	$385,045	$475,790
Add: Voyage expenses	15,106	13,274	21,844
Shipping revenues	$290,101	$398,319	$497,634

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Reconciliations of adjusted income from vessel operations of the segments to (loss)/income before income taxes, as reported in the consolidated statements of operations follow:

For the year ended December 31,	2017	2016	2015
Total adjusted income from vessel operations of all segments	$13,207	$125,805	$213,410
General and administrative expenses	(24,453)	(30,352)	(41,029)
Third-party debt modification fees	(9,240)	-	-
Separation and transition costs	(604)	(9,043)	-
Technical management transition costs	-	-	(39)
(Loss)/gain on disposal of vessels and other property, including impairments	(86,855)	(79,203)	4,459
Consolidated (loss)/income from vessel operations	(107,945)	7,207	176,801
Equity in income of affiliated companies	48,966	16,849	45,559
Other (expense)/income	(5,818)	(1,346)	743
Interest expense	(41,247)	(40,362)	(44,134)
Reorganization items, net	-	(131)	(5,659)
(Loss)/income before income taxes	$(106,044)	$(17,783)	$173,310

34	International Seaways, Inc.

Reconciliations of total assets of the segments to amounts included in the consolidated balance sheets follow:

At December 31,	2017	2016
Total adjusted assets of all segments	$1,589,644	$1,565,678
Corporate unrestricted cash and cash equivalents	60,027	92,001
Corporate restricted cash	10,579	-
Other unallocated amounts	4,234	4,842
Consolidated total assets	$1,664,484	$1,662,521

Certain additional information about the Company’s operations for each of the years in the three year period ended December 31, 2017 follows:

	Crude	Product
	Tankers	Carriers	Other	Consolidated
2017
Total vessels, deferred drydock and other property at December 31, 2017	$800,362	$339,627	$374	$1,140,363
2016
Total vessels, deferred drydock and other property at December 31, 2016	$753,028	$377,095	$484	$1,130,607
2015
Total vessels, deferred drydock and other property at December 31, 2015	$804,514	$472,675	$297	$1,277,486

NOTE 5 — VESSELS, DEFERRED DRYDOCK AND OTHER PROPERTY:

Vessels and other property, excluding vessel held for sale, consist of the following:

As of	2017	2016
Vessels, at cost	$1,404,360	$1,478,940
Accumulated depreciation	(302,087)	(381,449)
Vessels, net	1,102,273	1,097,491

Other property, at cost	7,377	8,680
Accumulated depreciation and amortization	(4,923)	(6,121)
Other property, net	2,454	2,559

Total Vessels and other property	$1,104,727	$1,100,050

35	International Seaways, Inc.

All except one of the Company’s vessels are pledged as collateral under the INSW Facilities (see Note 8, “Debt”). The aggregate carrying value of the 42 vessels pledged as collateral under the INSW Facilities at December 31, 2017, including a 2002-built MR which was held for sale as of December 31, 2017, was $1,102,844. A breakdown of the carrying value of the Company’s vessels by reportable segment and fleet as of December 31, 2017 and 2016 follows:

As of December 31, 2017
			Net		Average	Number of
		Accumulated	Carrying		Vessel Age	Owned
	Cost	Depreciation	Value		(by dwt)	Vessels

Crude Tankers
VLCC (includes ULCC)	$663,880	$(209,966)	$453,914		12.5	10
Suezmax	117,259	(1,821)	115,438		0.4	2
Aframax	167,146	(21,064)	146,082		12.6	7
Panamax	61,120	(538)	60,582		15.3	8
Total Crude Tankers	1,009,405	(233,389)	776,016	(1)	12.1	27

Product Carriers
LR2	73,681	(9,305)	64,376		3.4	1
LR1	106,176	(13,122)	93,054		9.0	4
MR	215,098	(46,271)	168,827		11.5	10
Total Product Carriers	394,955	(68,698)	326,257	(2)	9.6	15

Fleet Total	$1,404,360	$(302,087)	$1,102,273		11.7	42

(1)	Includes seven VLCCs, two Suezmaxes, and three Aframaxes with an aggregate carrying value of $581,461, which the Company believes exceeds their aggregate market values (estimated by taking an average of two third party vessel appraisals) of approximately $459,000 by $122,461.
(2)	Includes one LR2, four LR1s and four MRs with an aggregate carrying value of $281,383, which the Company believes exceeds their aggregate market values (estimated by taking an average of two third party vessel appraisals) of approximately $209,375, by $72,008.

As of December 31, 2016
			Net	Average	Number of
		Accumulated	Carrying	Vessel Age	Owned
	Cost	Depreciation	Value	(by dwt)	Vessels

Crude Tankers
VLCC (includes ULCC)	$681,891	$(235,159)	$446,732	12.1	9
Aframax	247,863	(66,943)	180,920	11.6	7
Panamax	121,810	(18,506)	103,304	14.3	8
Total Crude Tankers	1,051,564	(320,608)	730,956	12.3	24

Product Carriers
LR2	73,681	(6,601)	67,080	2.4	1
LR1	106,176	(8,474)	97,702	8.1	4
MR	247,519	(45,766)	201,753	11.2	13
Total Product Carriers	427,376	(60,841)	366,535	9.3	18

Fleet Total	$1,478,940	$(381,449)	$1,097,491	11.7	42

Vessel activity for the three years ended December 31, 2017 is summarized as follows:

		Accumulated	Net Book
	Vessel Cost	Depreciation	Value
Balance at January 1, 2015	$1,648,115	(341,575)	$1,306,540
Purchases and vessel additions	1,531	-
Disposals	(6,755)	1,003
Depreciation	-	(64,385)
Balance at December 31, 2015	1,642,891	(404,957)	1,237,934
Purchases and vessel additions	2,127	-
Disposals	-	(63,328)
Depreciation	(166,078)	86,836
Balance at December 31, 2016	1,478,940	(381,449)	1,097,491
Purchases and vessel additions	174,108	-
Disposals and transfer to held for sale	(23,266)	2,232
Depreciation	-	(59,883)
Impairment	(225,422)	137,013
Balance at December 31, 2017	$1,404,360	$(302,087)	$1,102,273

36	International Seaways, Inc.

The total of purchases and vessel additions will differ from expenditures for vessels as shown in the consolidated statements of cash flows because of the timing of when payments were made.

Vessel Impairments

The Company gave consideration as to whether events or changes in circumstances had occurred since December 31, 2016 that could indicate that the carrying amounts of the vessels in the Company’s fleet may not be recoverable as of December 31, 2017. Factors considered included declines in valuations during 2017 for vessels of certain sizes and ages, any negative changes in forecasted near term charter rates, and an increase in the likelihood that the Company will sell certain of its vessels before the end of their estimated useful lives in conjunction with the Company’s fleet renewal program. The Company concluded that the above indicators constituted impairment trigger events for eighteen vessels (one ULCC, one VLCC, six Aframaxes, eight Panamaxes and two LR1s) as of December 31, 2017 and three vessels (one Panamax and two MRs) as of September 30, 2017.

In developing estimates of undiscounted future cash flows for performing Step 1 of the impairment tests, the Company utilized weighted probabilities assigned to possible outcomes for the vessels that the Company was considering to sell or recycle before the end of their respective useful lives in conjunction with the Company’s fleet renewal program. The Company made assumptions about future performance, with significant assumptions being related to charter rates, ship operating expenses, utilization, drydocking requirements, residual value and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. The estimated daily time charter equivalent rates used for unfixed days were based on a combination of (i) internally forecasted rates that are consistent with forecasts provided to the Company’s senior management and Board of Directors, and (ii) the trailing 12-year historical average rates, based on monthly average rates published by a third party maritime research service. The internally forecasted rates were based on management’s evaluation of current economic data and trends in the shipping and oil and gas industries. Management used the published 12-year historical average rates in its assumptions because it is management’s belief that the 12-year period captures an even distribution of strong and weak charter rate periods, which results in the use of an average mid-cycle rate that is in line with management’s forecast of a return to mid-cycle charter rate levels in the medium term. Recognizing that the transportation of crude oil and petroleum products is cyclical and subject to significant volatility based on factors beyond the Company’s control, management believes the use of estimates based on the combination of internally forecasted rates and 12-year historical average rates calculated as of the reporting date to be reasonable.

Estimated outflows for operating expenses and drydocking requirements are based on historical and budgeted costs and are adjusted for assumed inflation. Utilization is based on historical levels achieved, and estimates of a residual value for recyclings are based upon published 12-year historical data or the pattern of scrap rates used in management’s evaluation of salvage value for purposes of recording depreciation.

In estimating the fair value of the vessels for the purposes of Step 2 of the impairment tests, the Company considered the market and income approaches by using a combination of third party appraisals, current recycling market data, and discounted cash flow models prepared by the Company. In preparing the discounted cash flow models, the Company used a methodology consistent with that described above, and discounted the cash flows using its current estimate of INSW’s weighted average cost of capital. Based on the tests performed, impairment charges totaling $81,062 and $7,346 were recorded on twelve vessels (one ULCC, one VLCC, four Aframaxes and six Panamaxes) at December 31, 2017 and three vessels (one Panamax and two MRs) as of September 30, 2017, respectively to write-down their carrying values to their estimated fair values.

The Company monitored the industry wide decline in vessel valuations during 2016 and specifically from June 30, 2016 to September 30, 2016, and September 30, 2016 to December 31, 2016, as well as the decline in forecasted near term charter rates, and concluded that the declines in vessel valuations and in forecasted near term charter rates constituted impairment trigger events for 28 vessels as of September 30, 2016 and 24 vessels as of December 31, 2016. In developing estimates of undiscounted future cash flows for performing Step 1 of the impairment tests, the Company utilized the methodology described above.

In estimating the fair value of the vessels for the purposes of Step 2 of the September 30, 2016 impairment tests, the Company developed fair value estimates that utilized a market approach which considered an average of two vessel appraisals. Based on the tests performed, impairment charges totaling $49,640 were recorded on two LR1s, an Aframax and a Panamax to write-down their carrying values to their estimated fair values at September 30, 2016. In estimating the fair values of the vessels for the purposes of Step 2 of the December 31, 2016 impairment tests, the Company considered the market and income approaches by using a combination of third party appraisals and discounted cash flow models prepared by the Company. In preparing the discounted cash flow models, the Company used a methodology consistent with that described above, and discounted the cash flows using its current estimate of INSW’s weighted average cost of capital. Based on the tests performed, impairment charges aggregating $29,602 were recorded on one Panamax and seven MRs to write-down their carrying values to their estimated fair values at December 31, 2016.

37	International Seaways, Inc.

During its evaluations as to whether or not events or circumstances existing during 2015 resulted in a triggering event for impairment testing of its fleet, Management gave consideration to average TCE rates earned by its vessels versus INSW’s 2015 budget, near term rate forecasts, significant changes in third party valuation appraisals of vessels, and plans or intentions that materially affect how the international fleet would be used in the next 12 months (including disposals). Management concluded there was no triggering event for impairment testing.

Management also gave consideration as to whether events or changes in circumstances had occurred since December 2014 that could indicate that the carrying amounts of the vessels in its fleet may not be recoverable as of December 31, 2015. INSW concluded that no such events or changes in circumstances had occurred to warrant a change in the assumptions utilized in the December 2014 impairment tests of its fleet.

Vessel Acquisitions and Deliveries

During 2017, the Company acquired two 2017-built Suezmax tankers for an aggregate price of $116,000, which were delivered in July 2017, and one 2010-built VLCC tanker for a price of $53,000, which was delivered in November 2017.

In December 2017, the Company entered into a binding Letter of Intent (“LOI”) for the acquisition of six VLCC tankers including one 2015-built and five 2016-built for a price of $434,000. The transaction is expected to close in the second quarter of 2018. The Company’s obligation to consummate the transaction is subject to a number of conditions. Either party is permitted to terminate the LOI on or after March 31, 2018 if the parties have not entered into a definitive stock purchase agreement by such date and the party terminating the LOI is not otherwise in breach thereof.

Vessel Sales

During 2017, the Company recognized an aggregate gain on disposal of vessels of $1,594 relating to the sale of a 2001-built MR and a 2004-built MR. During the last quarter of 2017, the Company entered into memorandums of agreement for the sale of a 2002-built MR and a 2004-built MR, which were delivered to buyers during the first quarter of 2018. The 2002-built MR had been classified as vessel held for sale as of December 31, 2017. The Company recognized gains on such sales in 2018.

There were no vessels sold during the year ended December 31, 2016. During the year ended December 31, 2015, the Company sold a 1998-built MR and recognized a gain on sale of $3,236.

Drydocking activity for the three years ended December 31, 2017 is summarized as follows:

	2017	2016	2015
Balance at January 1	$30,557	$37,075	$29,325
Additions	19,205	8,822	22,981
Sub-total	49,762	45,897	52,306
Drydock amortization	(18,367)	(15,340)	(15,231)
Amount charged to loss/gain on sale of vessels	(867)	-	-
Balance at December 31	$30,528	$30,557	$37,075

NOTE 6 — EQUITY METHOD INVESTMENTS:

Investments in affiliated companies include joint ventures accounted for using the equity method. As of December 31, 2017, the Company had an approximate 50% interest in three joint ventures. One joint venture operates four LNG carriers (the “LNG Joint Venture”). The other two joint ventures converted two ULCCs to Floating Storage and Offloading Service vessels (collectively the “FSO Joint Venture”).

38	International Seaways, Inc.

FSO Joint Venture

In May 2017, the FSO Joint Venture signed two five-year service contracts with North Oil Company (“NOC”), the new operator of the Al Shaheen oil field, off the coast of Qatar, relating to the two FSO service vessels. The shareholders of NOC are Qatar Petroleum Oil & Gas Limited and Total E&P Golfe Limited. Such contracts commenced at the expiry of the existing contracts with Maersk Oil Qatar AS during the third quarter of 2017. The Company has a 50% interest in this joint venture. The FSO Joint Venture financed the purchase of the vessels from each of Euronav NV and INSW and their conversion costs through partner loans and a long-term bank financing, which was secured by, among other things, the service contracts and the FSOs themselves. Approximately $75,343 was outstanding under the bank financing facility as of December 31, 2016. In July 2017, the FSO Joint Venture repaid the principal balance outstanding on the bank financing facility, using cash on hand.

The FSO Joint Venture previously entered into floating-to-fixed interest rate swaps with major financial institutions. These agreements, which paid fixed rates of approximately 3.9% and received floating rates based on LIBOR, had maturity dates ranging from July to September 2017. In conjunction with the repayment of the principal balance outstanding on the bank financing facility, the interest rate swap associated with the FSO Africa was terminated early and settled on June 15, 2017. The interest rate swap associated with the FSO Asia was settled upon maturity in July 2017. As of December 31, 2016, the joint venture had a liability of $2,236, for the fair value of the swaps associated with the FSO Africa and FSO Asia. The Company’s share of the effective portion of such amount, aggregating $111 at December 31, 2016, is included in accumulated other comprehensive loss in the accompanying balance sheet.

The FSO Joint Venture is party to a number of contracts to which INSW serves as guarantor. See Note 12, “Related Parties,” for additional information relating to guarantees.

LNG Joint Venture

In November 2004, the Company formed a joint venture with Qatar Gas Transport Company Limited (Nakilat) (“QGTC”) whereby companies in which OSG holds a 49.9% interest ordered four 216,200 cbm LNG Carriers. Upon delivery in late 2007 and early 2008, these vessels commenced 25-year time charters to Qatar Liquefied Gas Company Limited (2) (‘‘LNG Charterer’’). QGTC subsequently contributed its ownership interests in the joint venture to its wholly owned subsidiary, Nakilat Marine Services Ltd. The aggregate construction cost for such newbuildings was financed by the joint venture through long-term bank financing that is nonrecourse to the partners and partner contributions. Approximately $597,129 and $638,827 was outstanding under this secured facility as of December 31, 2017 and 2016, respectively.

The joint venture has entered into floating-to-fixed interest rate swaps with a group of major financial institutions pursuant to which it pays fixed rates of approximately 4.9% and receives a floating rate based on LIBOR. The interest rate swap agreements have maturity dates ranging from July to November 2022 and cover notional amounts aggregating $576,429 and $617,636 at December 31, 2017 and 2016, respectively. These swaps are being accounted for as cash flow hedges. As of December 31, 2017 and 2016, the joint venture recorded a liability of $58,243 and $80,458, respectively, for the fair value of these swaps. The Company’s share of the effective portion of the fair value of these swaps, $28,980 and $40,076 at December 31, 2017 and 2016, respectively, is included in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

Impairment of Equity Method Investments

Management gave consideration as to whether events or changes in circumstances had occurred since December 2016 that could indicate that the carrying amounts of its investments in the FSO Joint Venture and LNG Joint Venture may not be recoverable as of December 31, 2017. Management concluded that no such events or changes in circumstances had occurred to warrant an impairment testing.

In December 2016, evidence of an other-than-temporary decline in the fair value of the Company’s investments in its FSO Joint Venture below its carrying value was identified by the Company. Specifically, management concluded that the lower charter rate expected over the duration of the recently awarded five-year service contracts commencing in the third quarter of 2017 was negative evidence indicating that the excess of the carrying value of the Company’s investment in these joint ventures over their fair value was other-than-temporary as of December 31, 2016.

As the Company determined that other-than-temporary impairments existed in relation to its investments in the FSO Joint Venture, impairment charges aggregating $30,475 were recorded to write down the investments to their estimated fair values as of December 31, 2016. In estimating the fair value of the Company’s investments in the FSO Joint Ventures as of December 31, 2016, the Company utilized an income approach by preparing discounted cash flow models since there is a lack of comparable market transactions for the specially built assets held by the FSO Joint Venture. In preparing the discounted cash flow models, the Company used a methodology largely consistent with the methodology and assumptions detailed in Note 6, “Vessels, Deferred Drydock and Other Property” above with the exception being that as the assets owned by the joint ventures serve under specific service contracts, the estimated charter rates for periods after the expiry of the existing contracts are based upon management’s internally forecasted rates. The cash flows were discounted using the current estimated weighted average cost of capital for each joint venture, which approximated 9.5% and took into consideration country risk, entity size and uncertainty with respect to the cash flows for periods beyond the current charter expiries.

39	International Seaways, Inc.

Financial Information of Significant Equity Method Investments

Investments in and advances to affiliated companies as reflected in the accompanying consolidated balance sheet as of December 31, 2017 consisted of: FSO Joint Venture of $251,594, LNG Joint Venture of $102,398 and Other of $24,902 (which primarily relates to working capital deposits that the Company maintains for commercial pools in which it participates).

Financial information for the equity method investees that were significant for the three years ended December 31, 2017, adjusted for basis and accounting policy differences, is as follows:

For the year ended December 31,	2017	2016	2015
Shipping revenues	$234,916	$247,451	$245,444
Ship operating expenses	(106,228)	(114,487)	(113,639)
Income from vessel operations	128,688	132,964	131,805
Other income	3,497	830	2,357
Interest expense	(36,831)	(43,038)	(47,218)
Income tax provision	(1,886)	-	-
Net income	$93,468	$90,756	$86,944

Percentage of ownership in equity investees	49.9% - 50.0%	49.9% - 50.0%	49.9% - 50.0%
Equity in income/(loss) of affiliated companies, before consolidating and reconciling adjustments	$46,704	$45,355	$43,449

Impairment of equity method investments in FSO Joint Venture	-	(30,475)	-
Amortization on deferred gain on 2009 sale of TI Africa to FSO Joint Venture	2,301	2,409	2,409
Amortization of interest capitalized during construction of LNG vessels	(419)	(419)	(419)
Other	380	(21)	120
Equity in income/(loss) of affiliated companies	$48,966	$16,849	$45,559

The tables below present the financial position for the equity method investees that were significant and a reconciliation of the Company’s share of the joint ventures’ total equity to the investments in and advances to affiliates line on the consolidated balance sheets as of December 31, 2017 and 2016:

As of December 31,	2017	2016
Current assets	$77,545	$128,531
Vessels, net	1,344,613	1,386,836
Other assets	65,551	66,708
Total assets	$1,487,709	$1,582,075

Current liabilities	$78,273	$150,153
Long-term debt and other non-current liabilities	917,564	1,055,922
Equity	491,872	376,000
Total liabilities and equity	$1,487,709	$1,582,075

Percentage of ownership in equity investees	49.9% - 50.0%	49.9% - 50.0%
INSW Share of affiliate's equity, before consolidating and reconciling adjustments	$245,751	$187,868

Impairment of equity method investments in FSO Joint Venture	(30,475)	(30,475)
Advances from shareholders of FSO Joint Venture (2)	162,762	203,513
Unamortized deferred gain on 2009 sale of TI Africa to FSO Joint Venture, net	(34,284)	(36,585)
Unamortized interest capitalized during construction of LNG vessels	10,275	10,693
Other (1)	24,865	23,667
Investments in and advances to affiliated companies	$378,894	$358,681

(1)	Primarily relates to working capital deposits that the Company maintains with the commercial pools in which it participates.
(2)	Such advances are unsecured, interest free and not repayable within one year.

See Note 9, “Fair Value of Financial Instruments, Derivatives and Fair Value Disclosures,” and Note 14, “Accumulated Other Comprehensive Loss,” for additional disclosures relating to the FSO and LNG joint venture interest rate swap agreements.

40	International Seaways, Inc.

NOTE 7 —VARIABLE INTEREST ENTITIES (“VIEs”):

At December 31, 2017, the Company participates in seven commercial pools and three joint ventures. Commercial pools operate a large number of vessels as an integrated transportation system, which offers customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Participants in the commercial pools contribute one or more vessels and generally provide an initial contribution towards the working capital of the pool at the time they enter their vessels. The pools finance their operations primarily through the earnings that they generate.

INSW enters into joint ventures to take advantage of commercial opportunities. INSW entities have entered into joint ventures with different partners (see Note 6, “Equity Method Investments”). In each joint venture, the INSW entities have the same relative rights and obligations and financial risks and rewards as its partners. INSW evaluated all ten arrangements to determine if they were variable interest entities (“VIEs”). INSW determined that one of the pools and two of the joint ventures met the criteria of a VIE and, therefore, INSW reviewed its participation in these VIEs to determine if it was the primary beneficiary of any of them.

INSW reviewed the legal documents that govern the creation and management of the VIEs described above and also analyzed its involvement to determine if INSW was a primary beneficiary in any of these VIEs. A VIE for which INSW is determined to be the primary beneficiary is required to be consolidated in its financial statements.

The formation agreements for the commercial pool state that the board of the pool has decision making power over their significant decisions. In addition, all such decisions must be approved unanimously by the board. Since INSW shares power to make all significant economic decisions that affect the pool and does not control a majority of the board, INSW is not considered a primary beneficiary of the pool.

The FSO joint ventures described in Note 6, “Equity Method Investments,” were determined to be VIEs. The formation agreements of the joint ventures state that all significant decisions must be approved by the majority of the board. As a result, INSW shares power to make all significant economic decisions that affect this joint venture and does not control a majority of the board and is not considered a primary beneficiary. Accordingly, INSW accounts for these investments under the equity method of accounting.

The joint ventures’ formation agreements require INSW and its joint venture partner to provide financial support as needed. INSW has provided and will continue to provide such support as described in Note 6, “Equity Method Investments.”

The following table presents the carrying amounts of assets and liabilities in the consolidated balance sheets related to the VIEs described above as of December 31, 2017 and 2016:

Consolidated Balance Sheet as of December 31,	2017	2016
Investments in Affiliated Companies	$255,456	$261,403

In accordance with accounting guidance, the Company evaluated its maximum exposure to loss related to these VIEs by assuming a complete loss of the Company’s investment in these VIEs. The table below compares the Company’s liability in the consolidated balance sheet to the maximum exposure to loss at December 31, 2017:

	Consolidated Balance Sheet	Maximum Exposure to Loss
Other Liabilities	$-	$255,456

In addition, as of December 31, 2017, the Company had approximately $12,617 of trade receivables from pools that were determined to be VIEs. These trade receivables, which are included in voyage receivables in the accompanying consolidated balance sheet, have been excluded from the above tables and the calculation of INSW’s maximum exposure to loss. The Company does not record the maximum exposure to loss as a liability because it does not believe that such a loss is probable of occurring as of December 31, 2017.

41	International Seaways, Inc.

NOTE 8 —DEBT:

Debt consists of the following:

	December 31,	December 31,
	2017	2016
2017 Term Loan Facility, due 2022, net of unamortized discount and deferred costs of $23,074	$523,489	$-
2017 Revolver Facility, net of unamortized deferred costs of $552	29,448	-
INSW Term Loan Facility, due 2019, net of unamortized discount and deferred costs of $20,311	-	439,651
	552,937	439,651
Less current portion	(24,063)	(6,183)
Long-term portion	$528,874	$433,468

Capitalized terms used hereafter have the meaning given in these consolidated financial statements or in the respective transaction documents referred to below, including subsequent amendments thereto.

2017 Debt Facilities

On June 22, 2017, INSW, its wholly owned subsidiary, International Seaways Operating Corporation (the “Administrative Borrower” or “ISOC”) and certain of its subsidiaries entered into secured debt facilities with Jefferies Finance LLC and JP Morgan Chase Bank, N.A., as joint lead arrangers, UBS Securities LLC, as joint bookrunner, DNB Markets Inc., Fearnley Securities AS, Pareto Securities Inc. and Skandinaviska Enskilda Banken AB (Publ) as co-managers, and the other lenders party thereto, consisting of (i) a revolving credit facility of $50,000 (the “2017 Revolver Facility”) and (ii) a term loan of $500,000 (the “2017 Term Loan Facility” and together with the 2017 Revolver Facility, the “2017 Debt Facilities”) containing an accordion feature whereby the 2017 Term Loan Facility could be increased up to an additional $50,000 subject to certain conditions. The 2017 Term Loan Facility matures on June 22, 2022, and the 2017 Revolver Facility matures on December 22, 2021. The maturity dates for the 2017 Debt Facilities are subject to acceleration upon the occurrence of certain events (as described in the credit agreement).

The 2017 Debt Facilities are secured by a first lien on substantially all of the assets of the Administrative Borrower and certain of its subsidiaries. On June 22, 2017, the proceeds received from the 2017 Term Loan Facility were used to repay the $458,416 outstanding balance under the INSW Facilities (defined below) and to pay certain expenses related to the refinancing. The remaining proceeds will be used for general corporate purposes, including fleet renewal and growth.

On July 19, 2017, the Company drew down $50,000 under the 2017 Revolver Facility, and on July 24, 2017, the Company entered into an amendment of the 2017 Debt Facilities (the “First Amendment”) to effect the increase of the 2017 Term Loan Facility by $50,000, pursuant to the accordion feature described above. Except as related to such increase, no other terms of the 2017 Debt Facilities were amended. The net proceeds from these two borrowings were used for general corporate purposes, including funding the acquisition of two 2017-built Suezmax tankers as described above in Note 5, “Vessels.” On August 18, 2017, the outstanding balance under the 2017 Revolver Facility was repaid in full using cash on hand and proceeds of the sale of the 2001-built MR described in Note 5, “Vessels,” above.

On November 6, 2017, the Company drew down $30,000 under the 2017 Revolver Facility in order to partially fund the acquisition of a 2010-built VLCC tanker as described above in Note 5, “Vessels.”

Interest on the 2017 Debt Facilities is calculated, at the Administrative Borrower’s option, based upon (i) an alternate base rate (“ABR”) plus the applicable margin or (ii) Adjusted LIBOR plus the applicable margin. ABR is defined as the highest of (i) the Base Rate (i.e., the prime rate published in The Wall Street Journal), (ii) the Federal Funds Effective Rate plus 0.50%, (iii) the one-month Adjusted LIBOR Rate plus 1.00% and (iv) 2.00% per annum. The applicable margins and floor interest rates for each facility are as follows:

Facility	2017 Term Loan Facility		2017 Revolver Facility
Rate	ABR	LIBOR	ABR	LIBOR
Floor	2.00%	1.00%	2.00%	1.00%
Applicable Margin	4.50%	5.50%	2.50%	3.50%

The 2017 Term Loan Facility amortizes in quarterly installments equal to 0.625% of the original principal amount of the loan for the first four quarterly installments and equal to 1.25% of the original principal amount of the loan for all quarterly installments thereafter. The 2017 Term Loan Facility is subject to additional mandatory annual prepayments in an aggregate principal amount of 50% of Excess Cash Flow, as defined in the credit agreement.

42	International Seaways, Inc.

Management determined that it had no Excess Cash Flow under the 2017 Term Loan Facility for the nine months ended December 31, 2017. Accordingly, there is currently no mandatory prepayment expected during the first quarter of 2018.

As set forth in the 2017 Debt Facilities credit agreement, the 2017 Debt Facilities contain certain restrictions relating to new borrowings and INSW’s ability to receive cash dividends, loans or advances from ISOC and its subsidiaries that are Restricted Subsidiaries. As of December 31, 2017, permitted cash dividends that can be distributed to INSW by ISOC under the 2017 Term Loan Facility was $15,000.

The 2017 Debt Facilities have covenants to maintain the aggregate Fair Market Value (as defined in the credit agreement) of the Collateral Vessels at greater than or equal to $300,000 at the end of each fiscal quarter and to ensure that at any time, the outstanding principal amounts of the 2017 Debt Facilities and certain other secured indebtedness permitted under credit agreement minus the amount of unrestricted cash and cash equivalents does not exceed 65% of the aggregate Fair Market Value of the Collateral Vessels plus the Fair Market Value of certain joint venture equity interests. The Company had substantial headroom under this covenant as of December 31, 2017, with an estimated ratio of 41%.

As of December 31, 2017, the aggregate annual principal payments required to be made on the 2017 Term Loan Facility are as follows:

Year	Amount
2018	$24,063
2019	27,500
2020	27,500
2021	27,500
2022	440,000
Aggregate principal payments required	$546,563

INSW Facilities

On June 22, 2017, the agreements governing the INSW Facilities — a secured term loan facility in the aggregate amount of $628,375 (the “INSW Term Loan”) and a secured revolving loan facility of up to $50,000 (the “INSW Revolver Facility”), dated as of August 5, 2014, as amended by that certain First Amendment, dated as of June 3, 2015, that certain Second Amendment, dated as of July 18, 2016, that certain Third Amendment, dated as of September 20, 2016 and that certain Fourth Amendment, dated as of November 30, 2016, among INSW, OIN Delaware LLC (the sole member of which is INSW), certain INSW subsidiaries, Jefferies Finance LLC, as administrative agent, and other lenders party thereto, were terminated in accordance with their terms.

Interest Expense

The following table summarizes interest expense, including amortization of issuance and deferred financing costs (for additional information related to deferred financing costs see Note 2, “Significant Accounting Policies”), commitment, administrative and other fees, recognized during the years ended December 31, 2017, 2016 and 2015 with respect to the Company’s debt facilities:

Debt facility	2017	2016	2015
2017 Term Loan Facility, due 2022	$22,546	$-	$-
2017 Revolver Facility, due 2021	495	-	-
INSW Facilities, due 2019	16,743	38,442	42,688
Total debt related interest expense	$39,784	$38,442	$42,688

The following table summarizes interest paid, excluding deferred financing fees paid, and capitalized interest, during the years ended December 31, 2017, 2016 and 2015 with respect to the Company’s debt facilities:

Debt facility	2017	2016	2015
2017 Term Loan Facility, due 2022	$16,319	$-	$-
2017 Revolver Facility, due 2021	316	-	-
INSW Facilities, due 2019	16,732	33,039	36,368
Total debt related interest expense paid	$33,367	$33,039	$36,368

43	International Seaways, Inc.

Debt Modifications, Repurchases and Extinguishments

During the year ended December 31, 2017, the Company incurred issuance costs aggregating $24,307 in connection with the 2017 Debt Facilities. Issuance costs paid to all lenders and third-party fees associated with lenders of the 2017 Debt Facilities who had not participated in the INSW Facilities aggregating $15,067 were capitalized as deferred finance charges. (See Note 2, “Significant Accounting Policies,” for additional information relating to deferred financing charges). Third party fees associated with the First Amendment and with lenders of the 2017 Debt Facilities who had participated in the INSW Facilities aggregating $9,240, for the year ended December 31, 2017 were expensed and included in third-party debt modification fees in the consolidated statement of operations. In addition, an aggregate net loss of $7,020 for the year ended December 31, 2017 realized on the modification of the Company’s debt facilities, is included in other income/(expense) in the consolidated statement of operations. The net loss reflects a write-off of unamortized original issue discount and deferred financing costs associated with the INSW Facilities, which were treated as partial extinguishments. Issuance costs incurred with respect to the 2017 Debt Facilities have been treated as a reduction of debt proceeds. During the year ended December 31, 2016, the Company paid deferred financing fees of $8,273 in connection with amendments to the INSW Facilities. Such fees were capitalized as deferred finance charges.

During the year ended December 31, 2016, INSW made repurchases of the INSW Term Loan in the open market of $68,922 and mandatory principal prepayments of $83,832. The aggregate net losses of $1,342 realized on these transactions for the year ended December 31, 2016, is included in other income/(expense) in the consolidated statement of operations. The net loss reflects a $5,097 write-off of unamortized original issue discount and deferred financing costs associated with the principal reductions which were treated as partial extinguishments and a $3,755 discount on repurchase of debt for the year ended December 31, 2016. Third party legal and consulting fees (aggregating $225) incurred by INSW in relation to the open market repurchases are included in general and administrative expenses in consolidated statement of operations for the year ended December 31, 2016.

NOTE 9 — FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE DISCLOSURES:

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and cash equivalents and restricted cash— The carrying amounts reported in the consolidated balance sheets for interest-bearing deposits approximate their fair value.

Debt— The fair values of the Company’s debt is estimated based on quoted market prices.

Interest rate swaps and caps— The fair values of interest rate swaps and caps are the estimated amounts that the Company would receive or pay to terminate the swaps or caps at the reporting date, which include adjustments for the counterparty or the Company’s credit risk, as appropriate, after taking into consideration any underlying collateral securing the swap or cap agreements.

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and established a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company's own credit risk.

The levels of the fair value hierarchy established by ASC 820 are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3—Inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The estimated fair values of the Company’s financial instruments, other than derivatives that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, at December 31, 2017 and 2016, are as follows:

	Fair Value	Level 1	Level 2
December 31, 2017:
Cash and cash equivalents (1)	$70,606	$70,606	$-
2017 Term Loan Facility	(550,689)	-	(550,689)
2017 Revolver Facility	(30,227)		(30,227)

December 31, 2016:
Cash and cash equivalents	$92,001	$92,001	$-
INSW Term Loan	(447,888)	-	(447,888)

(1) Includes non-current restricted cash of $10,579 at December 31, 2017.

44	International Seaways, Inc.

Derivatives

The Company manages its exposure to interest rate volatility risks by using derivative instruments.

Interest Rate Risk

The Company uses interest rate caps and swaps for the management of interest rate risk exposure. In December 2017, the Company entered into an interest rate cap agreement (“Interest Rate Cap”) with a forward start date of January 1, 2018 with a major financial institution covering a notional amount of $300,000 to limit the floating interest rate exposure associated with the 2017 Term Loan. The interest rate cap was designated and qualified as a cash flow hedge. This agreement contains no leverage features. The Interest Rate Cap has a Cap Rate of 2.5% through the termination date of December 31, 2020. At December 31, 2016, the Company was party to a similar interest rate cap agreement covering a notional amount of $400,000 to limit the floating interest rate exposure associated with the INSW Term Loan and such agreement expired on February 5, 2017.

Tabular disclosure of derivatives location

Derivatives are recorded in the balance sheet on a net basis by counterparty when a legal right of offset exists. The following tables present information with respect to the fair values of derivatives reflected in the December 31, 2017 and 2016 balance sheets on a gross basis by transaction:

Fair Values of Derivative Instruments:

	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Amount	Location	Amount
December 31, 2017:
Derivatives designated as hedging instruments:
Interest rate caps:
Current portion	Prepaid expenses and other current assets	$16	Accounts payable, accrued expenses and other current liabilities	$-
Long-term portion	Other assets	886	Other liabilities	-
Total derivatives designated as hedging instruments		$902		$-

December 31, 2016:
Derivatives designated as hedging instruments:
Interest rate caps:
Long-term portion	Other assets	$-	Other liabilities	$-
Total derivatives designated as hedging instruments		$-		$-

The following tables present information with respect to gains and losses on derivative positions reflected in the consolidated statements of operations or in the consolidated statements of other comprehensive income/(loss).

The effect of cash flow hedging relationships recognized in other comprehensive income/(loss) excluding amounts reclassified from accumulated other comprehensive loss (effective portion), including hedges of equity method investees, for the years ended December 31, 2017, 2016 and 2015 follows:

For the year ended December 31,	2017	2016	2015
Interest rate swaps	$(1,132)	$(3,050)	$(9,721)
Interest rate caps	(8)	(2)	(472)
Total	$(1,140)	$(3,052)	$(10,193)

45	International Seaways, Inc.

The effect of cash flow hedging relationships on the consolidated statements of operations is presented excluding hedges of equity method investees. The effect of the Company’s cash flow hedging relationships on the consolidated statement of operations for the years ended December 31, 2017, 2016 and 2015 is shown below:

	Statement of Operations
	Effective Portion of Gain/(Loss)
	Reclassified from Accumulated
	Other Comprehensive Loss		Ineffective Portion
		Amount of		Amount of
	Location	Gain/(Loss)	Location	Gain/(Loss)
For the year ended December 31, 2017:
Interest rate caps	Interest expense	$(131)	Interest expense	$-
Total		$(131)		$-

For the year ended December 31, 2016:
Interest rate caps	Interest expense	$(517)	Interest expense	$-
Total		$(517)		$-

For the year ended December 31, 2015:
Interest rate caps	Interest expense	$(2)	Interest expense	$-
Total		$(2)		$-

See Note 6, “Equity Method Investments,” for additional information relating to derivatives held by the Company’s equity method investees and Note 14, “Accumulated Other Comprehensive Loss,” for disclosures relating to the impact of derivative instruments on accumulated other comprehensive loss.

Fair Value Hierarchy

The following table presents the fair values, which are pre-tax, for assets and liabilities measured on a recurring basis (excluding investments in affiliated companies):

	Fair Value	Level 2
Assets/(Liabilities) at December 31, 2017
Derivative Assets (interest rate caps)	$902	$902	(1)

Assets/(Liabilities) at December 31, 2016
Derivative Assets (interest rate caps)	$-	$-	(1)

(1) For the interest rate cap, fair value is derived using valuation models that utilize the income valuation approach. These valuation models take into account contract terms such as maturity, as well as other inputs such as interest rate yield curves and creditworthiness of the counterparty and the Company.

The following table summarizes the fair values of assets for which an impairment charge was recognized for the year ended December 31, 2017:

				Impairment
Description	Fair Value	Level 2	Level 3	Charges
Crude Tankers - Vessels held and used (1) (2)	$147,584	$78,479	$69,105	$(85,626)
Product Carriers - Vessels held and used (1) (2)	$22,400	$22,400	$-	$(2,782)

(1)	Aggregate pre-tax impairment charges of $7,346 related to one vessel in the Crude Tanker segment and two vessels in the Product Carriers segment and $81,062 related to twelve vessels in the International Crude Tanker segment were recorded during the three-month periods ended September 30, 2017 and December 31, 2017, respectively.

46	International Seaways, Inc.

(2)	The fair value measurements aggregating $67,979 at December 31, 2017 used to determine impairment for four vessels and fair value measurements aggregating $32,900 at September 30, 2017 used to determine impairment for three vessels were based upon a market approach, which considered the expected sales prices or scrap values of vessels obtained from vessel appraisals. Because sales of vessels occur somewhat infrequently the expected sales prices are considered to be Level 2. Fair value measurements aggregating $69,105 at December 31, 2017 used to determine the impairment for eight vessels were based on the income approach, which utilized cash flow projections consistent with the most recent projections of the Company and a discount rate equivalent to INSW's weighted average cost of capital. Because the Company uses its own cash flow projections, the cash flow projections are considered to be Level 3.

NOTE 10 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

At December 31,	2017	2016
Accounts payable	$330	$2,866
Payroll and benefits	5,897	5,672
Interest	3,437	4,042
Due to owners on chartered in vessels	867	856
Accrued drydock, repairs and vessel betterment costs	1,838	1,608
Bunkers and lubricants	1,893	2,787
Charter revenues received in advance	918	6,725
Insurance	575	2,650
Accrued vessel expenses	3,369	6,804
Accrued general and administrative expenses	1,599	2,644
Other	2,082	1,583
Total accounts payable, accrued expense and other current liabilities	$22,805	$38,237

NOTE 11 —TAXES:

Income taxes are provided using the asset and liability method, such that income taxes are recorded based on amounts refundable or payable in the current year and include the results of any differences in the basis of assets and liabilities between U.S. GAAP and tax reporting. The Company derives substantially all of its gross income from the use and operation of vessels in international commerce. The Company’s entities that own and operate vessels are primarily domiciled in the Marshall Islands, which does not impose income tax on shipping operations. The Company also has or had subsidiaries in various jurisdictions that performed administrative, commercial or technical management functions. These subsidiaries are subject to income taxes based on the services performed in countries in which those particular offices are located and, accordingly, current and deferred income taxes are recorded.

INSW, including its subsidiaries, which are disregarded entities for U.S. Federal income tax purposes, is exempt from taxation on its U.S. source shipping income under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Department regulations. Under Section 883 of the Code and U.S. Treasury Department regulations, INSW qualified for this exemption because its common shares were treated as primarily and regularly traded on an established securities market in the United States or another qualified country and for more than half of the days in the taxable year ended December 31, 2017, less than 50 percent of the total vote and value of the Company’s stock was held by one or more shareholders who each owned 5% or more of the vote and value of the Company’s stock. Beginning in 2018, to the extent INSW is unable to qualify for exemption from tax under Section 883, INSW will be subject to U.S. federal taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the U.S. will be considered to be 50% derived from sources within the U.S. Shipping income attributable to transportation that both begins and ends in the U.S. will be considered to be 100% derived from sources within the U.S. INSW does not engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the U.S. Shipping income derived from sources outside the U.S. will not be subject to any U.S. federal income tax. INSW’s vessels operate in various parts of the world, including to or from U.S. ports. There can be no assurance that INSW will continue to qualify for the Section 883 exemption.

A substantial portion of income earned by INSW is not subject to income tax, and no deferred taxes are provided on the temporary differences between the tax and financial statement basis of the underlying assets and liabilities for those subsidiaries not subject to income tax in their respective countries of incorporation.

47	International Seaways, Inc.

The Marshall Islands impose tonnage taxes, which are assessed on the tonnage of certain of the Company’s vessels. These tonnage taxes are included in vessel expenses in the accompanying consolidated statements of operations.

The components of the income tax provisions follow:

For the year ended December 31,	2017	2016	2015
Current	$44	$440	$140
Deferred	-	-	-
Total provision for income taxes	$44	$440	$140

The differences between income taxes expected at the Marshall Islands statutory income tax rate of zero percent and the reported income tax provisions are summarized as follows:

For the year ended December 31,	2017	2016	2015
Marshall Islands statutory income tax rate	-%	-%	-%
Change in valuation allowance	0.78%	25.29%	-%
Liquidation of subsidiaries	(0.88)%	(29.53)%	-%
Income subject to tax in other jurisdictions	0.06%	1.76%	0.08%
Effective income tax rate	(0.04)%	(2.48)%	0.08%

48	International Seaways, Inc.

The significant components of the Company’s deferred tax liabilities and assets follow:

As of December 31,	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$1,178	$1,711
Excess of tax over book basis of depreciable assets	548	548
Pensions	2,852	3,147
Total deferred tax assets	4,578	5,406
Less: Valuation allowance	(4,578)	(5,406)
Deferred tax assets, net	-	-
Net noncurrent deferred tax assets/(liabilities)	$-	$-

As of December 31, 2017 and 2016, the Company had net operating loss carryforwards of $6,931 and $42,001, respectively. The net operating loss carryforward of $6,931 as of December 31, 2017 has an indefinite life.

The Company believes that it is more likely than not that the benefit from its net operating loss carryforwards and certain other deferred tax assets will not be realized and has maintained a valuation allowance of $4,578 and $5,406, respectively, as of December 31, 2017 and 2016. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets will be accounted for as a reduction of income tax expense in the period such reversal occurs. During 2017, the Company decreased its valuation allowance by $828 primarily as a result of the liquidation of certain subsidiaries.

The following is tabular rollforward of the Company’s unrecognized tax benefits (excluding interest and penalties):

	2017	2016
Balance of unrecognized tax benefits as of January 1,	$153	$40
Increases for positions taken in prior years	-	115
Decreases for positions taken in prior years	-	-
Changes due to currency translations	-	(2)
Balance of unrecognized tax benefits as of December 31,	$153	$153

The Company records interest on unrecognized tax benefits in its provision for income taxes. Accrued interest is included in other current liabilities in the consolidated balance sheets. As of December 31, 2017 and 2016, the Company has recognized a total liability for interest of $51 and $33, respectively. INSW has recorded the unrecognized tax benefits in other current liabilities in the consolidated balance sheets. If recognized, all of the December 31, 2017 balance of unrecognized tax benefits would affect the effective tax rate. Management believes that it is reasonably possible that a decrease of up to $94 in unrecognized tax benefits related to issues currently under examination by the taxing authorities will be settled during 2018.

NOTE 12 —RELATED PARTIES:

The following tables show certain related party transactions between INSW and OSG:

For the year ended December 31,	2017	2016	2015
Corporate overhead allocations from OSG
General and administrative	$-	$21,486	$36,792
Depreciation	-	517	730
Separation and transition costs	-	6,569	-
Reorganization items, net	-	131	5,659
Total corporate overhead allocations from OSG	$-	$28,703	$43,181

Payables to OSG aggregating $367 and $683 as of December 31, 2017 and 2016, respectively, were primarily in relation to the spin-related agreements described below. A full and final payment of all amounts due to OSG under the spin-related agreements was made during the first quarter of 2018.

49	International Seaways, Inc.

Transition Services Agreement and Other Spin-off Related Activity

On November 30, 2016, INSW entered into a separation and distribution agreement (the “Separation and Distribution Agreement”) with OSG, which among other things, (i) governed the transfer of assets and liabilities between both entities, (ii) terminated all intercompany arrangements between INSW and OSG except for specified agreements and arrangements, (iii) contained terms and conditions that generally require INSW and OSG to use commercially reasonable efforts to consummate the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements, (iv) released certain claims between the parties and their affiliates, successors and assigns, (v) contained mutual indemnification provisions and (vi) allocated expenses of the spin-off between the parties. Following the true up of final separation costs between INSW and OSG, income of $64 was recognized during the year ended December 31, 2017, in conjunction with the Separation and Distribution Agreement.

During the year ended December 31, 2016, spin-off related expenses incurred by INSW pursuant to the Separation and Distribution Agreement aggregated $9,043. Approximately $3,337 of these costs represented INSW’s allocated share of severance costs for certain individuals that departed OSG in conjunction with the spin-off of INSW.

INSW and OSG also entered into a transition services agreement (the “TSA” or “Transition Services Agreement”) pursuant to which both parties agreed to provide each other with specified services for a limited time to help ensure an orderly transition following the Distribution. The Transition Services Agreement specifies the calculation of the costs for these services. Pursuant to the terms of the agreement, OSG provided certain administrative services, including administrative support services related to benefit plans, human resources and legal services, for a transitional period after the spin-off. Similarly, INSW agreed to provide certain limited transition services to OSG, including services relating to accounting activities and information and data provision services. The Transition Services Agreement terminated on June 30, 2017.

During the years ended December 31, 2017 and 2016, INSW earned fees totaling $63 and $27, respectively for services provided to OSG pursuant to the terms of the Transition Services Agreement. During the years ended December 31, 2017 and 2016, INSW also incurred fees totaling $731 and $31, respectively, for services received from OSG, including INSW’s share of the compensation costs of former OSG corporate employees providing services to one or both companies during the defined transitional period, which ended on June 30, 2017.

INSW and OSG also entered into an employee matters agreement (the “Employee Matters Agreement”), which addressed the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which INSW employees participated, including equity incentive plans. The Employee Matters Agreement also governs the transfer of employees between OSG and INSW in connection with the Distribution, and set forth certain obligations for reimbursements and indemnities between OSG and INSW.

Corporate Overhead Allocations from OSG

During the periods presented, the Company benefited from certain corporate functions provided by OSG. In addition, certain entities within INSW incurred similar costs in respect of corporate functions that provided services to non-INSW subsidiaries of OSG. An allocation of these corporate expenses, including legal costs related to certain litigation undertaken by OSG, has been reflected in the consolidated financial statements in general and administrative expenses, depreciation and amortization and reorganization items, net. Income earned directly by OSG is not subject to allocation because it is not directly related to the INSW business. Reorganization items, net for the year ended December 31, 2016, includes a credit for the recovery of costs allocated to INSW in prior years related to certain litigation undertaken by OSG that was settled by OSG in February 2016.

Guarantees

The FSO Joint Venture is a party to a number of contracts: (a) the FSO Joint Venture is an obligor pursuant to a guarantee facility agreement dated as of July 14, 2017, by and among the FSO Joint Venture, ING Belgium NV/SA, as issuing bank, and Euronav and INSW, as guarantors (the ‘‘Guarantee Facility’’); and (b) the FSO Joint Venture is party to two service contracts with NOC (the ‘‘NOC Service Contracts’’).

INSW severally guarantees the obligations of the FSO Joint Venture pursuant to the Guarantee Facility and severally guaranteed the obligations of the FSO Joint Venture to Maersk Oil Qatar AS (“MOQ”) under the MOQ service contracts, which contracts were novated to NOC in July 2017 (the ‘‘MOQ Guarantee’’) and severally guarantees the obligations of the FSO Joint Venture under the NOC Service Contracts. INSW continues the MOQ Guarantee for the period ended on the novation date of the service contracts for MOQ, which guarantee will end when the Qatari authorities determine that the FSO Joint Venture has paid all Qatari taxes owed by the FSO Joint Venture under such service contracts for tax periods through the novation date.

INSW maintains a guarantee in favor of Qatar Liquefied Gas Company Limited (2) (‘‘LNG Charterer’’) relating to certain LNG Tanker Time Charter Party Agreements with the LNG Charterer and each of Overseas LNG H1 Corporation, Overseas LNG H2 Corporation, Overseas LNG S1 Corporation and Overseas LNG S2 Corporation (such agreements, the ‘‘LNG Charter Party Agreements,’’ and such guarantee, the ‘‘LNG Performance Guarantee’’). INSW will pay QGTC an annual fee of $100 until such time that QGTC ceases to provide a guarantee in favor of the LNG charterer relating to performance under the LNG Charter Party Agreements.

50	International Seaways, Inc.

OSG continues to provide a guarantee in favor of the LNG Charterer relating to the LNG Charter Party Agreements (such guarantees, the ‘‘OSG LNG Performance Guarantee’’). INSW will indemnify OSG for liabilities arising from the OSG LNG Performance Guarantee pursuant to the terms of the Separation and Distribution Agreement. In connection with the OSG LNG Performance Guarantee, INSW pays a $125 fee per year to OSG, which will increase to $135 per year in 2018 and will be terminated if OSG ceases to provide the OSG LNG Performance Guarantee.

Capital Contributions from OSG and Dividends Paid to OSG

For the year ended December 31, 2016, the Company recorded capital contributions from OSG of $3,797 comprised of allocated reorganization items, net of $131, non-cash expense relating to stock compensation benefits of $2,520 and certain allocated general and administrative costs of $1,146. For the year ended December 31, 2015, the Company recorded capital contributions from OSG of $9,424, comprised of allocated reorganizations items, net of $5,659, non-cash expense relating to stock compensation benefits of $2,811, certain allocated general and administrative expenses of $954. For additional information relating to stock compensation benefits see Note 13, “Capital Stock and Stock Compensation.”

During the years ended December 31, 2016 and 2015, INSW made dividend distributions to OSG totaling $202,000 (or $6.93 per share) and $200,000 (or $6.86 per share), respectively.

NOTE 13 — CAPITAL STOCK AND STOCK COMPENSATION:

The Company accounts for stock compensation expense in accordance with the fair value based method required by ASC 718, Compensation – Stock Compensation. Such fair value based method requires share based payment transactions to be measured based on the fair value of the equity instruments issued.

In connection with the spin-off, effective November 18, 2016 INSW adopted, and OSG as its sole stockholder approved, incentive compensation plans (the “Incentive Plans” as further described below) in order to facilitate the grant of equity and cash incentives to directors, employees, including executive officers and consultants of the Company and certain of its affiliates and to enable the Company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 2,000,000 shares for issuance under its management incentive plan and 400,000 shares for issuance under its non-employee director incentive compensation plan.

OSG maintains or maintained various stock-based compensation arrangements (the “OSG Incentive Plans” and the “OSG 2004 Stock Incentive Plan” ), under which it provided awards to certain employees of INSW of restricted common stock, restricted stock units, performance restricted stock units and stock options to purchase shares of OSG. Because INSW provided employee services in consideration for the participation of INSW’s employees in these plans, a share-based compensation expense for the awards granted to INSW’s employees has been reflected in the consolidated statement of operations. Furthermore, the restricted stock, restricted stock unit and stock option grants also relate to individuals that are considered to be employees of OSG or directors of OSG. Compensation expense relating to such grants is a component of general and administrative expense on OSG’s consolidated statement of operations and as a result for periods prior to our spin-off from OSG was subject to the cost allocation procedures described in Note 12, “Related Parties.”

Each OSG restricted stock unit and performance restricted stock unit that was unvested and outstanding immediately prior to the effective time of our spin off from OSG (the “Effective Time”) and held by an INSW Group Employee (as defined by the Employee Matters Agreement) was converted as of the Effective Time into an INSW restricted stock unit or INSW performance restricted stock unit, respectively. Each OSG stock option to purchase shares of OSG that was outstanding immediately prior to the Effective Time and held by an INSW Group Employee was converted as of the Effective Time into an INSW stock option.

The OSG Incentive Plans contained anti-dilution provisions whereby in the event of any change in the capitalization of OSG, the number and type of securities underlying outstanding share based payment awards were to be adjusted, as appropriate, in order to prevent dilution or enlargement of rights. The impact of these provisions resulted in a modification of all outstanding share based payment awards held by INSW Group Employees upon the spinoff transaction. As the fair value of the INSW restricted stock unit or INSW performance restricted stock unit awards and the INSW stock option awards immediately after the spinoff transaction increased when compared to the fair value of the equivalent OSG awards held by INSW Group Employees immediately prior to the spinoff transactions, incremental compensation costs of approximately $427 will be recognized by INSW over the remaining vesting period of such awards as a result of the spinoff modifications. As of December 31, 2017, approximately $124 of such costs remain unamortized.

51	International Seaways, Inc.

Information regarding share-based compensation awards granted by INSW follows:

Director Compensation — Restricted Common Stock

INSW awarded a total of 38,938 and 32,067 restricted common stock shares during the years ended December 31, 2017 and 2016 to its non-employee directors. The weighted average fair value of INSW’s stock on the measurement date of such awards was $20.03 (2017) and $13.72 (2016) per share. Such restricted shares awards vest in full on the earlier of the next annual meeting of the stockholders or anniversary date, subject to each director continuing to provide services to INSW through such date. The restricted share awards granted may not be transferred, pledged, assigned or otherwise encumbered prior to vesting. Prior to the vesting date, a holder of restricted share awards has all the rights of a shareholder of INSW, including the right to vote such shares and the right to receive dividends paid with respect to such shares at the same time as common shareholders generally.

Management Compensation

Capitalized terms that follow are defined herein or in the Employee Matters Agreement.

(i) Restricted Stock Units

During the years ended December 31, 2017, 2016 and 2015, the Company awarded 66,503, 76,585 and 0 time-based restricted stock units (“RSUs”) to certain of its employees, including senior officers, respectively. The average grant date fair value of these awards was $18.91 (2017) and $15.00 (2016) per RSU. Each RSU represents a contingent right to receive one share of INSW common stock upon vesting. Each award of RSUs will vest in equal installments on each of the first three anniversaries of the grant date. RSUs may not be transferred, pledged, assigned or otherwise encumbered until they are settled. Settlement of vested RSUs may be in either shares of common stock or cash, as determined at the discretion of the Human Resources and Compensation Committee, and shall occur as soon as practicable after the vesting date. If the RSUs are settled in shares of common stock, following the settlement of such shares, the grantee will be the record owner of the shares of common stock and will have all the rights of a shareholder of the Company, including the right to vote such shares and the right to receive dividends paid with respect to such shares of common stock. RSUs which have not become vested as of the date of a grantee’s termination from the Company will be forfeited without the payment of any consideration, unless otherwise provided for.

During the year ended December 31, 2017 the Company awarded 30,856 performance-based RSUs to its senior officers. Each performance stock unit represents a contingent right to receive RSUs based upon the covered employees being continuously employed through the end of the period over which the performance goals are measured and shall vest as follows: (i) one-third of the target RSUs shall vest on December 31, 2019, subject to INSW’s three-year earnings per share (“EPS”) performance in the three-year EPS performance period relative to a target (the “EPS Target”) set forth in the award agreements; (ii) one-third of the target RSUs shall vest on December 31, 2019, subject to INSW’s return on invested capital (“ROIC”) performance in the three-year ROIC performance period relative to a target rate (the “ROIC Target”) set forth in the award agreements; and (iii) one-third of the target RSUs will be subject to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group over a three-year performance period (“TSR Target”). Vesting is subject in each case to the Human Resources and Compensation Committee of the Company’s Board of Directors’ certification of achievement of the performance measures and targets no later than March 15, 2020. The EPS Target and ROIC Target are performance conditions which, as of December 31, 2017, INSW management believes, are not yet considered probable of being achieved. Accordingly, for financial reporting purposes, no compensation costs will be recognized for these awards until it becomes probable that the performance conditions will be achieved. The weighted average grant date fair value of the awards with performance conditions was determined to be $19.73 per RSU. The weighted average grant date fair value of the TSR based performance awards, which have a market condition, was estimated using a Monte Carlo probability model and determined to be $24.35 per RSU.

In addition, during the year ended December 31, 2017, INSW granted 29,206 performance-based RSUs (11,383 of which represented the 2017 tranche of the awards originally made on October 12, 2015) to certain members of its senior management. The grant date fair value of the performance awards was determined to be $19.13 per RSU. Each performance stock unit represents a contingent right to receive RSUs based upon certain performance related goals being met and the covered employees being continuously employed through the end of the period over which the performance goals are measured. These performance awards which are vested on December 31, 2017, are subject to INSW’s ROIC performance for the year ended December 31, 2017 relative to a target rate set forth in the award agreements. Vesting is subject in each case to the Human Resources and Compensation Committee of the Company’s Board of Directors’ certification of achievement of the performance measures and targets no later than March 31, 2018. The performance condition in this award was achieved and resulted in payouts ranging from 130% to 150% of target.

52	International Seaways, Inc.

During the year ended December 31, 2016 the Company awarded 33,709 performance-based RSUs to its senior officers to replace non-vested OSG performance-based RSUs awarded by OSG. Of this amount, 24,953 performance-based RSUs represent a contingent right to receive INSW RSUs based upon the covered employees being continuously employed through December 31, 2018. The grant date fair value of the TSR based performance awards, which has a market condition, was determined to be $15.00 per INSW RSU. On March 29, 2017, pursuant to the terms of the INSW Management Equity Incentive Plan and the Employee Matters Agreement with OSG, the Human Resources and Compensation Committee of the Company’s Board of Directors adjusted the applicable performance metrics for the OSG performance based units held by certain members of senior management that had been converted into INSW performance based units as of the November 30, 2016 spin-off date. The performance metrics were modified as follows: (i) one-third of the target RSUs shall vest on December 31, 2018, subject to INSW’s three-year EPS performance in the three-year EPS performance period relative to the same compounded annual growth rate (the “Modified EPS Target”) set forth in the original OSG award agreements; (ii) one-third of the target RSUs shall vest on December 31, 2018, subject to a proportionate average of OSG’s ROIC performance for the first eleven months and INSW’s ROIC performance for the last twenty-five months of the three-year ROIC performance period relative to the same target rate used under the original OSG award agreements (the “Modified ROIC Target”); and (iii) one-third of the target RSUs will be subject to a three-year TSR performance relative to that of the same performance peer group used under the original OSG award, over a three-year TSR performance period (“Modified TSR Target”). The TSR performance shall be measured using a proportionate average of the TSR performance of OSG for the first eleven months and INSW’s TSR performance for the last twenty-five months in the three-year TSR performance period. The modifications to the awards with performance conditions (EPS and ROIC Target awards) did not result in incremental compensation cost as these performance targets are not yet considered probable of being achieved. The modification of the TSR Target award resulted in incremental compensation expense of $124, which will be recognized over the remaining performance period of the awards. The Modified EPS Target and Modified ROIC Target are performance conditions which, as of December 31, 2017, INSW management believes, are not yet considered probable of being achieved. Accordingly, for financial reporting purposes, no compensation costs will be recognized for the portion of these awards relating to performance conditions until it becomes probable that the performance conditions will be achieved.

Settlement of the vested INSW performance-based RSUs may be in either shares of common stock or cash, as determined by the Human Resources and Compensation Committee in its discretion, and shall occur as soon as practicable after the vesting date.

(ii) Stock Options

During the years ended December 31, 2017 and 2016, the Company awarded to certain senior officers an aggregate of 148,271 and 127,559 stock options, respectively. Each stock option represents an option to purchase one share of INSW common stock for an exercise price that ranged between $18.21 and $22.42 per share for options granted in 2017 and between $19.04 and $30.93 per share for options granted in 2016. The weighted average grant date fair value of the options granted in 2017 was $8.48 per option. The weighted average grant date fair value of the options granted in 2016 as a result of the conversion of corresponding OSG stock options originally granted in 2016, 2015 and 2014 were $4.55, $2.26 and $1.86, respectively. Stock options may not be transferred, pledged, assigned or otherwise encumbered prior to vesting. Each stock option will vest in equal installments on each of the first three anniversaries of the award date. The stock options expire on the business day immediately preceding the tenth anniversary of the award date. If a stock option grantee’s employment is terminated for cause (as defined in the applicable Form of Grant Agreement), stock options (whether then vested or exercisable or not) will lapse and will not be exercisable. If a stock option grantee’s employment is terminated for reasons other than cause, the option recipient may exercise the vested portion of the stock option but only within such period of time ending on the earlier to occur of (i) the 90th day ending after the option recipient’s employment terminated and (ii) the expiration of the options, provided that if the Optionee’s employment terminates for death or disability the vested portion of the option may be exercised until the earlier of (i) the first anniversary of employment termination and (ii) the expiration date of the options.

The fair values of the options granted in 2017 were estimated using the Black-Scholes option pricing model with inputs that include the INSW stock price, the INSW exercise price and the following weighted average assumptions: risk free interest rates ranging from 1.95% to 2.11%, dividend yields of 0.0%, expected stock price volatility factor of .44, and expected lives at inception of six years, respectively.

The fair value of the options granted in 2016 were estimated using the Black-Scholes option pricing model with inputs including the INSW stock value based on weighted average per share price of INSW common stock for the 20 Trading Days following the Distribution Date, the INSW exercise price and the following weighted average assumptions for the converted OSG Option originally granted in 2016, 2015 and 2014: risk free interest rates of 2.18%, 1.79% and 1.79%, respectively, dividend yields of 0.0%, expected stock price volatility factor of .40, and expected lives at inception of five years, four years and four years, respectively.

Share Repurchases

In connection with the settlement of vested restricted stock units, the Company repurchased 13,961 shares of common stock during year ended December 31, 2017 at an average cost of $18.66 per share (based on the market prices on the dates of vesting) from certain members of management to cover withholding taxes. In January 2018, an additional 4,989 shares of common stock were repurchased from certain employees and members of management at an average cost of $17.81 per share to cover withholding taxes paid in December 2017.

53	International Seaways, Inc.

On May 2, 2017, the Company’s Board of Directors approved a resolution authorizing the Company to implement a stock repurchase program. Under the program, the Company may opportunistically repurchase up to $30,000 worth of shares of the Company’s common stock from time to time over a 24-month period, on the open market or otherwise, in such quantities, at such prices, in such manner and on such terms and conditions as management determines is in the best interests of the Company. Shares owned by employees, directors and other affiliates of the Company will not be eligible for repurchase under this program without further authorization from the Board. During the year ended December 31, 2017, the Company repurchased and retired 160,000 shares of its common stock in open-market purchases at an average price of $19.86 per share, for a total cost of $3,177.

Activity with respect to restricted common stock and restricted stock units under INSW compensation plans is summarized as follows:

Activity for the three years ended December 31, 2017	Common Stock

Nonvested Shares Outstanding at December 31, 2015	-
RSUs issued to replace OSG RSUs	110,294
Granted	32,067
Vested ($19.04 per share) (1)	(25,103)
Nonvested Shares Outstanding at December 31, 2016	117,258
Granted	165,503
Vested ($18.21 - $19.13 per share) (1)	(108,584)
Nonvested Shares Outstanding at December 31, 2017	174,177

(1)	Includes 6,508 (2016) and 12,442 (2017) shares of common stock forfeited by employees to cover withholding taxes.

Activity with respect to stock options under INSW compensation plans is summarized as follows:

Activity for the three years ended December 31, 2017	Common Stock

Options Outstanding at December 31, 2015	-
Options issued to replace OSG options	127,559
Exercised	-
Options Outstanding at December 31, 2016	127,559
Granted	148,271
Exercised	-
Options Outstanding at December 31, 2017	275,830
Options Exercisable at December 31, 2017	95,618

The weighted average remaining contractual life of the outstanding and exercisable stock options at December 31, 2017 was 8.54 years and 7.96 years, respectively. The range of exercise prices of the stock options outstanding at December 31, 2017 was between $18.21 and $30.93 per share. The weighted average exercise price of the stock options outstanding and exercisable at December 31, 2017 was $21.09 and $23.65, respectively. The aggregate intrinsic value of the INSW stock options outstanding and exercisable at December 31, 2017 was $20 and $7, respectively.

Compensation expense is recognized over the vesting period applicable to each grant, using the straight-line method.

Direct and allocated compensation expense with respect to restricted common stock and restricted stock units outstanding for the years ended December 31, 2017, 2016 and 2015 was $2,982, $2,157 and $2,380, respectively. The allocated compensation expense in 2016 and 2015 was recorded as a capital contribution from OSG as such amount was not settled in cash.

Direct and allocated compensation expense relating to stock options recorded by INSW for the years ended December 31, 2017, 2016 and 2015 was $826, $684 and $431, respectively. The allocated compensation expense has been recorded as a capital contribution from OSG as such amount will not be settled in cash.

As of December 31, 2017, there was $3,066 of unrecognized compensation cost related to INSW nonvested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 1.64 years.

54	International Seaways, Inc.

NOTE 14 —ACCUMULATED OTHER COMPREHENSIVE LOSS:

The components of accumulated other comprehensive loss, net of related taxes, in the consolidated balance sheets follow:

At December 31,	2017	2016
Unrealized losses on derivative instruments	$(28,989)	$(40,317)
Items not yet recognized as a component of net periodic benefit cost (pension plans)	(11,418)	(11,950)
	$(40,407)	$(52,267)

The following tables present the changes in the balances of each component of accumulated other comprehensive loss, net of related taxes, for the three years ended December 31, 2017.

	Unrealized losses on cash flow hedges	Items not yet recognized as a component of net periodic benefit cost (pension plans)	Foreign currency translation adjustment	Total

Balance at December 31, 2016	$(40,317)	$(11,950)	$-	$(52,267)
Current period change, excluding amounts reclassified from accumulated other comprehensive loss	(1,140)	17	-	(1,123)
Amounts reclassified from accumulated other comprehensive loss	12,468	515	-	12,983
Total change in accumulated other comprehensive loss	11,328	532	-	11,860
Balance at December 31, 2017	$(28,989)	$(11,418)	$-	$(40,407)

Balance at December 31, 2015	$(53,446)	$(10,636)	$(42)	$(64,124)
Current period change, excluding amounts reclassified from accumulated other comprehensive loss	(3,052)	(2,364)	42	(5,374)
Amounts reclassified from accumulated other comprehensive loss	16,181	1,050	-	17,231
Total change in accumulated other comprehensive loss	13,129	(1,314)	42	11,857
Balance at December 31, 2016	$(40,317)	$(11,950)	$-	$(52,267)

Balance at December 31, 2014	$(61,356)	$(12,988)	$(29)	$(74,373)
Current period change, excluding amounts reclassified from accumulated other comprehensive loss	(10,193)	1,870	(13)	(8,336)
Amounts reclassified from accumulated other comprehensive loss	18,103	482	-	18,585
Total change in accumulated other comprehensive loss	7,910	2,352	(13)	10,249
Balance at December 31, 2015	$(53,446)	$(10,636)	$(42)	$(64,124)

55	International Seaways, Inc.

The following table presents information with respect to amounts reclassified out of accumulated other comprehensive loss for the three years ended December 31, 2017.

	Years Ended December 31,
Accumulated Other Comprehensive Loss Component	2017	2016	2015	Statement of Operations Line Item

Unrealized losses on cash flow hedges:
Interest rate swaps entered into by the Company's equity method joint venture investees	$(12,337)	$(15,664)	$(18,101)	Equity in income of affiliated companies

Interest rate caps entered into by the Company's subsidiaries	(131)	(517)	(2)	Interest expense

Items not yet recognized as a component of net periodic benefit cost (pension plans):
Net periodic benefit costs associated with pension and postretirement benefit plans for shore-based employees	(515)	(1,050)	(482)	Other income
	$(12,983)	$(17,231)	$(18,585)	Total before and net of tax

The following amounts are included in accumulated other comprehensive loss at December 31, 2017, which have not yet been recognized in net periodic cost: unrecognized prior service costs of $1,467 ($1,100 net of tax) and unrecognized actuarial losses of $11,734 ($10,318 net of tax). The prior service costs and actuarial losses included in accumulated other comprehensive loss and expected to be recognized in net periodic cost during 2018 are losses of $70 (gross and net of tax) and $408 (gross and net of tax), respectively.

At December 31, 2017, the Company expects that it will reclassify $8,509 (gross and net of tax) of net losses on derivative instruments from accumulated other comprehensive loss to earnings during the next twelve months due to the payment of variable rate interest associated with floating rate debt of INSW’s LNG equity method investees and the interest rate cap held by the Company.

See Note 6, “Equity Method Investments,” for additional information relating to derivatives held by the Company’s equity method investees and Note 9, “Fair Value of Financial Instruments, Derivatives and Fair Value,” for additional disclosures relating to derivative instruments.

NOTE 15 — LEASES:

1. Charters-in:

As of December 31, 2017, the Company had commitments to charter-in six MR vessels. All of the charters-in, of which two are bareboat charters with expiry dates ranging from April 2018 to June 2018 and four are time charters with expiry dates ranging from June 2018 to July 2018, are accounted for as operating leases. Lease expense relating to charters-in is included in charter hire expenses in the consolidated statements of operations.

The future minimum commitments and related number of operating days under these operating leases are as follows:

Bareboat Charters-in:

At December 31, 2017	Amount	Operating Days
2018	$1,841	279
Net minimum lease payments	$1,841	279

56	International Seaways, Inc.

Time Charters-in:

At December 31, 2017	Amount	Operating Days
2018	$11,849	1,218
Net minimum lease payments	$11,849	1,218

The future minimum commitments for time charters-in exclude amounts with respect to vessels chartered-in where the duration of the charter was one year or less at inception but include amounts with respect to workboats employed in the Crude Tankers Lightering business which are cancellable upon 180 days’ notice. Time charters-in commitments have been reduced to reflect estimated days that the vessels will not be available for employment due to drydock because INSW does not pay charter hire when time chartered-in vessels are not available for its use. Certain of the charters in the above tables provide INSW with renewal options.

2. Charters-out:

The future minimum revenues, before reduction for brokerage commissions, expected to be received on noncancelable time charters and the related revenue days (revenue days represent calendar days, less days that vessels are not available for employment due to repairs, drydock or lay-up) are as follows:

At December 31, 2017	Amount	Revenue Days
2018	$6,218	604
Future minimum revenues	$6,218	604

Future minimum revenues do not include (i) the Company’s share of time charters entered into by the pools in which it participates, (ii) the Company’s share of time charters entered into by the joint ventures, which the Company accounts for under the equity method. Revenues from a time charter are not generally received when a vessel is off-hire, including time required for normal periodic maintenance of the vessel. In arriving at the minimum future charter revenues, an estimated time off-hire to perform periodic maintenance on each vessel has been deducted, although there is no assurance that such estimate will be reflective of the actual off-hire in the future.

3. Office space:

The future minimum commitments under all lease obligations for office space are as follows:

At December 31,	Amount
2018	$1,249
2019	1,166
2020	1,152
2021	665
Net minimum lease payments	$4,232

NOTE 16 —PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:

Pension plans

The Company has obligations outstanding under a defined benefit pension plan in the UK. The plan provides defined benefits based on years of service and final average salary. The plan was closed to new entrants and accrual from December 2007. The Company has provided a guarantee to the trustees of the OSG Ship Management (UK) Ltd. Retirement Benefits Plan (the “Scheme”) in the amount of the unfunded deficiency calculated on a solvency basis, if the principal employer fails to make the required periodic contributions to the Scheme.

57	International Seaways, Inc.

Information with respect to the Scheme for which INSW uses a December 31 measurement date, is as follows:

	Pension Benefits
At December 31,	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$29,240	$29,899
Interest cost on benefit obligation	797	932
Actuarial losses/(gains)	(519)	5,525
Benefits paid	(770)	(603)
Settlements	-	(1,579)
Foreign exchange losses/(gains)	2,779	(4,934)
Benefit obligation at year end	31,527	29,240

Change in plan assets:
Fair value of plan assets at beginning of year	25,466	21,090
Actual return on plan assets	1,714	2,503
Employer contributions	787	7,605
Benefits paid	(770)	(603)
Settlements	-	(1,775)
Plan administration costs	(64)	-
Foreign exchange (gains)/losses	2,394	(3,354)
Fair value of plan assets at year end	29,527	25,466
Unfunded status at December 31	$(2,000)	$(3,774)

The unfunded benefit obligation for the pension plan is included in other liabilities in the consolidated balance sheets.

Information for the defined benefit pension plan with accumulated benefit obligations in excess of plan assets follows:

At December 31,	2017	2016
Projected benefit obligation	$31,527	$29,240
Accumulated benefit obligation	31,527	29,240
Fair value of plan assets	29,527	25,466

	Pension benefits
For the year ended December 31,	2017	2016	2015
Components of expense:
Plan administration costs	$64	$-	$-
Interest cost on benefit obligation	797	886	1,164
Expected return on plan assets	(1,041)	(951)	(1,159)
Amortization of prior-service costs	68	67	79
Recognized net actuarial loss	447	343	403
Recognized settlement loss	-	640	-
Net periodic benefit cost	$335	$985	$487

Unrecognized actuarial losses are amortized over a period of twenty-one years, which represents the term to retirement of the youngest member of the Scheme.

58	International Seaways, Inc.

The weighted-average assumptions used to determine benefit obligations follow:

	Pension benefits
At December 31,	2017	2016
Discount rate	2.40%	2.60%

The selection of a single discount rate for the defined benefit plan was derived from bond yield curves, which the Company believed as of such dates to be appropriate for the plan, reflecting the length of the liabilities and the yields obtainable on investment grade bonds. The assumption for a long-term rate of return on assets was based on a weighted average of rates of return on the investment sectors in which the assets are invested.

The weighted-average assumptions used to determine net periodic benefit costs follow:

	Pension benefits
For the year ended December 31,	2017	2016	2015
Discount rate	2.60%	3.80%	3.55%
Expected (long-term) return on plan assets	3.85%	5.62%	5.35%
Rate of future compensation increases	-	-	-

Expected benefit payments are as follows:

Pension benefits
2018	$667
2019	700
2020	735
2021	772
2022	810
Years 2023-2027	4,703
$8,387

The fair values of the Company’s pension plan assets at December 31, 2017, by asset category are as follows:

Description	Fair Value	Level 1	Level 2 (1)
Cash and cash equivalents	$971	$971	$-
Managed fund	28,556	-	28,556
Total	$29,527	$971	$28,556

(1)	Quoted prices for the managed fund is not available from an active market source since such investments are pooled investment funds. The unitized pooled investment vehicles have been valued at the latest available bid price or single price provided by the pooled investment manager. Shares in other pooled arrangements have been valued at the latest available net asset value, determined in accordance with fair value principles, provided by the pooled investment manager.

Management has historically maintained a targeted allocation of between 86% and 90% of the Scheme assets in an equity fund index and between 10% and 14% in an over 15-year Gilt index fund. During 2017, in connection with a transition from passive investments funds to actively managed investment funds, the allocation was amended to better reflect the liabilities of the Scheme. An allocation of 67% is now maintained with return seeking assets, with the balance of 33% invested in liability driven investments to target a 100% match to interest rate risks (by asset value).

The Company contributed $787, $7,605 and $1,161 to the UK Scheme in 2017, 2016 and 2015, respectively. The Company expects that its contribution to the UK Scheme in 2018 will be approximately $810.

Defined Contribution Plans

The Company has defined contribution plans covering all eligible shore-based employees in the U.K. and U.S. Contributions are limited to amounts allowable for income tax purposes and include employer matching contributions to the plans. All contributions to the plans are at the discretion of the Company or as mandated by statutory laws. The contributions to the plans during the three years ended December 31, 2017 were not material.

59	International Seaways, Inc.

The expenses directly attributable to INSW’s employees for these defined contribution plans for each of the years ended December 31, 2017, 2016 and 2015 were not material.

NOTE 17 — OTHER (EXPENSE)/ INCOME:

For the year ended December 31,	2017	2016	2015
Investment income:
Interest	$676	$376	$66
	676	376	66
Net actuarial gains/(losses) on pension	526	(380)	677
Write-off of deferred financing costs	(7,020)	(5,097)	-
Discount on repurchase of debt	-	3,755	-
	$(5,818)	$(1,346)	$743

Refer to Note 8, “Debt,” for additional information relating to write-off of deferred financing costs and discount on repurchase of debt.

NOTE 18 — REORGANIZATION ITEMS, NET:

On November 14, 2012 (the “Petition Date”), OSG and 180 of its subsidiaries including INSW Debtor entities, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors filed with the Bankruptcy Court a plan of reorganization which was subsequently confirmed by the Bankruptcy Court’s order entered on July 18, 2014. On August 5, 2014 (the “Effective Date”), the plan of reorganization became effective and OSG and its affiliated debtors, including INSW Debtor entities, emerged from bankruptcy. On February 10, 2017, pursuant to a final decree and order of the Bankruptcy Court, OSG’s one remaining case, as the parent company, was closed.

Reorganization items, net represent amounts incurred subsequent to the bankruptcy date as a direct result of the filing of the Chapter 11 cases. The table below reflects the recovery of previously allocated professional fees associated with a litigation matter that OSG subsequently settled for an amount in excess of its related out-of-pocket expenses.

For the year ended December 31,	2017	2016	2015
Allocated trustee fees	$-	$74	$147
Allocated professional fees	-	(3,220)	5,422
Other claim adjustments	-	3,277	90
	$-	$131	$5,659

The table above reflects the recovery of previously allocated professional fees associated with a litigation matter that OSG subsequently settled for an amount in excess of its related out-of-pocket expenses during 2016.

No cash was paid for reorganization items for the years ended December 31, 2017, 2016 and 2015. For the years ended December 31, 2016 and 2015, the allocation of non-cash reorganization expenses of $131, and $5,659, respectively, were recorded as capital contributions from OSG.

60	International Seaways, Inc.

NOTE 19 — 2017 AND 2016 QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The tables below have been recast to reflect the retrospective application of certain accounting pronouncements, as discussed in Note 2, “Summary of Significant Accounting Policies”.

Selected Financial Data for the Quarter Ended	March 31,	June 30,	Sept. 30,	Dec. 31,
2017
Shipping revenues	$88,750	$71,957	$59,968	$69,426
Loss on disposal of vessels and other property, including impairments	-	-	(5,406)	(81,449)
Income/(loss) from vessel operations	13,428	(9,559)	(23,662)	(88,152)
Interest expense	(9,167)	(9,278)	(11,232)	(11,570)
Income tax benefit/(provision)	(4)	(4)	(23)	(13)
Net income/(loss)	18,067	(11,619)	(21,816)	(90,720)

Basic and Diluted net income/(loss) per share	$0.62	$(0.40)	$(0.75)	$(3.12)

Selected Financial Data for the Quarter Ended	March 31,	June 30,	Sept. 30,	Dec. 31,
2016
Shipping revenues	$128,676	$103,062	$80,771	$85,810
Gain/(loss) on disposal of vessels and other property, including impairments	171	-	(49,640)	(29,734)
Income/(loss) from vessel operations	53,212	29,163	(47,681)	(27,487)
Interest expense	(10,981)	(9,929)	(9,758)	(9,694)
Reorganization items, net	4,471	(520)	(3,849)	(233)
Income tax benefit/(provision)	(4)	(173)	20	(283)
Net income/(loss)	59,890	30,506	(50,862)	(57,757)

Basic and Diluted net income/(loss) per share	$2.05	$1.05	$(1.74)	$(1.98)

NOTE 20 — CONTINGENCIES:

INSW’s policy for recording legal costs related to contingencies is to expense such legal costs as incurred.

Multi-Employer Plans

The Merchant Navy Officers Pension Fund (“MNOPF”) is a multi-employer defined benefit pension plan covering British crew members that served as officers on board INSW’s vessels (as well as vessels of other owners). The trustees of the plan have indicated that, under the terms of the High Court ruling in 2005, which established the liability of past employers to fund the deficit on the Post 1978 section of MNOPF, calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are not able to pay their share in the future. As the amount of any such assessment cannot currently be reasonably estimated, no reserves have been recorded for this contingency in INSW’s consolidated financial statements as of December 31, 2017. The next deficit valuation is due March 31, 2018.

The Merchant Navy Ratings Pension Fund (“MNRPF”) is a multi-employer defined benefit pension plan covering British crew members that served as ratings (seamen) on board INSW’s vessels (as well as vessels of other owners) more than 20 years ago. During 2014 the trustees of the MNRPF sought court approval for a new deficit reduction regime for participating employers. Participating employers include current employers, historic employers that have made voluntary contributions, and historic employers such as INSW that have made no deficit contributions. The trustees received court approval of the new deficit reduction regime in February 2015 and INSW received an assessment of $1,487 which was recorded in June 2015, of which £639 ($988) was paid in October 2015 and the balance was paid on October 25, 2016. Calls for further contributions may be required if additional actuarial deficits arise or if other employers liable for contributions are unable to pay their share in the future. Based on the latest estimated deficit valuation using a measurement date of March 31, 2017, which was distributed to employers in June 2017, INSW recorded a reserve of £290 ($388) for a potential assessment by the trustees of the MNRPF as of December 31, 2017.

61	International Seaways, Inc.

Galveston

In late September 2017, an industrial accident at a leased facility in Galveston resulted in fatalities to two temporary employees. In accordance with law, an investigation of the accident is currently underway by the Occupational Safety and Health Administration and local law enforcement. In addition, lawsuits relating to the accident, each of which claims damages in excess of $25,000 were filed in state court in Texas (Harris County District Court) and identified a subsidiary of the Company as one of several defendants. The lawsuits have been settled as to most of the original defendants, with the exception of the subsidiary, and the remaining disputes were removed to federal court in Texas (Southern District) in January 2018. The subsidiary has filed its answer to those complaints, generally denying the allegations and stating certain affirmative defenses, and has separately filed a motion for declaratory judgment in federal court in Texas (Southern District) seeking judgment that it does not owe contractual indemnification obligations to certain of the other original defendants. The Company intends to vigorously defend these suits. Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult and requires an extensive degree of judgment, particularly where the matters involve indeterminate claims for monetary damages and are in the stages of the proceedings where key factual and legal issues have not been resolved. Accordingly, the Company is currently unable to predict the ultimate timing or outcome of, or to reasonably estimate the possible loss or a range of possible loss resulting from, these matters.

Legal Proceedings Arising in the Ordinary Course of Business

The Company is a party, as plaintiff or defendant, to various suits in the ordinary course of business for monetary relief arising principally from personal injuries, wrongful death, collision or other casualty and to claims arising under charter parties and other contract disputes. A substantial majority of such personal injury, wrongful death, collision or other casualty claims against the Company are covered by insurance (subject to deductibles not material in amount). Each of the claims involves an amount which, in the opinion of management, should not be material to the Company’s financial position, results of operations and cash flows.

NOTE 21 — SUBSEQUENT EVENTS:

During March 2018, the Company entered into memorandums of agreement and charter party agreements for the sale and lease back of two 2009-built Aframaxes with bareboat charters for periods ranging from 70 to 73 months. Such agreements contain purchase options executable by the Company. The transactions are expected to close in March 2018 and the Company expects to recognize losses on such sales.

62	International Seaways, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of International Seaways, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of International Seaways, Inc. (the Company) as of December 31, 2017 and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2017, and the related notes and the financial statement schedule as of and for the same period listed in the Index at Item 15(a)(2) (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and the consolidated results of its operations and its cash flows for the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 12, 2018 expressed an unqualified opinion thereon.

Adoption of ASU No. 2017-07, 2016-15 and 2016-18

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting in 2017 due to the adoption of ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230) and ASU No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Ernst & Young LLP

We have served as the Company’s auditor since 2017.

New York, New York

March 12, 2018, except for Note 2, as to which the date is May 14, 2018

63	International Seaways, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of International Seaways, Inc.

Opinion on Internal Control over Financial Reporting

We have audited International Seaways, Inc.’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, International Seaways, Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of International Seaways, Inc. as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”) of the Company and our report dated March 12, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

New York, New York

March 12, 2018

64	International Seaways, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of International Seaways, Inc.

In our opinion, the consolidated balance sheet as of December 31, 2016 and the related consolidated statements of operations, comprehensive income/(loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2016 present fairly, in all material respects, the financial position of International Seaways, Inc. and its subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule as of December 31, 2016 and for each of the two years in the period ended December 31, 2016, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 31, 2017, except with respect to the opinion on the financial statement schedule, as to which the date is March 12, 2018, and except with respect to our opinion on the financial statements and financial statement schedule insofar as it relates to the impact of the Company’s retrospective application of Financial Accounting Standards Board Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASC 715), No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, and No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (ASC 230) as discussed in Note 2, as to which the date is May 14, 2018.

65	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

INTERNATIONAL SEAWAYS, INC.

CONDENSED BALANCE SHEETS

AT DECEMBER 31

DOLLARS IN THOUSANDS

	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,624	$2,013
Other receivables	6	182
Prepaid expenses and other current assets	575	615
Total Current Assets	2,205	2,810
Investment in subsidiaries	978,737	1,468,610
Investments in and advances to affiliated companies	102,398	77,299
Intercompany receivables	3,126	75,871
Other assets	-	1,691
Total Assets	$1,086,466	$1,626,281

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$621	$6,878
Payable to OSG	47	85
Current installments of long-term debt	-	6,183
Total Current Liabilities	668	13,146
Long-term debt	-	433,468
Intercompany payables	143	155
Total Liabilities	811	446,769

Equity:
Capital - 100,000,000 no par value shares authorized; 29,089,865 and 29,189,454 shares issued and outstanding	1,306,606	1,306,236
Accumulated deficit	(180,544)	(74,457)
	1,126,062	1,231,779
Accumulated other comprehensive loss	(40,407)	(52,267)
Total Equity	1,085,655	1,179,512
Total Liabilities and Equity	$1,086,466	$1,626,281

See notes to condensed financial statements

66	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

INTERNATIONAL SEAWAYS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

FOR THE YEARS ENDED DECEMBER 31

DOLLARS IN THOUSANDS

	2017	2016	2015

Shipping Revenues	$2	$2	$255

Operating Expenses
Voyage expenses	-	(1,318)	(201)
Vessel expenses	(4)	(778)	(280)
Charter hire expenses	-	(457)	-
Depreciation and amortization	-	783	1,519
General and administrative	5,880	25,467	36,723
Separation and transition costs	381	6,077	-
Gain on disposal of vessels and other property	-	30	35
Total operating expenses	6,257	29,804	37,796
Loss from vessel operations	(6,255)	(29,802)	(37,541)
Equity in (loss)/ income of affiliated companies	(75,790)	53,586	255,009
Operating (loss)/income	(82,045)	23,784	217,468
Other (expense)/income	(6,888)	(2,583)	4,084
(Loss)/income before interest expense, reorganization items and income taxes	(88,933)	21,201	221,552
Interest expense	(17,129)	(39,278)	(42,690)
(Loss)/income before reorganization items and income taxes	(106,062)	(18,077)	178,862
Reorganization items, net	-	(131)	(5,659)
(Loss)/income before income taxes	(106,062)	(18,208)	173,203
Income tax provision	(26)	(15)	(33)
Net (loss)/income	(106,088)	(18,223)	173,170

Other comprehensive income/(loss), net of tax:
Change in unrealized losses on cash flow hedges	11,328	13,129	7,910
Foreign currency translation adjustment	-	42	(13)
Defined benefit pension and other postretirement benefit plans:
Net change in unrecognized prior service cost	(31)	294	118
Net change in unrecognized actuarial losses	563	(1,608)	2,234
Other comprehensive income	11,860	11,857	10,249
Comprehensive (Loss)/Income	$(94,228)	$(6,366)	$183,419

See notes to condensed financial statements

67	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

INTERNATIONAL SEAWAYS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

DOLLARS IN THOUSANDS

	2017	2016	2015

Cash Flows from Operating Activities:
Net cash provided by operating activities	$297,931	$41,883	$276,066

Cash Flows from Investing Activities:
Distributions from subsidiaries and affiliated companies	165,168	-	-
Net cash provided by investing activities	165,168	-	-

Cash Flows from Financing Activities:
Payments on debt	(1,546)	(90,065)	(6,284)
Extinguishment of debt	(458,416)	(65,167)	-
Dividend payments to OSG	-	(202,000)	(200,000)
Repurchases of common stock	(3,177)	-	-
Cash paid to tax authority upon vesting of stock-based compensation	(349)	(26)	-
Net cash used in financing activities	(463,488)	(357,258)	(206,284)

Net (decrease)/increase in cash, cash equivalents and restricted cash	(389)	(315,375)	69,782
Cash, cash equivalents and restricted cash at beginning of year	2,013	317,388	247,606
Cash, cash equivalents and restricted cash at end of year	$1,624	$2,013	$317,388

See notes to condensed financial statements

68	International Seaways, Inc.

INTERNATIONAL SEAWAYS, INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF PARENT

INTERNATIONAL SEAWAYS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DOLLARS IN THOUSANDS

NOTE A — BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

International Seaways, Inc. (the “Parent”) is the Parent company that conducts substantially all of its business operations through its subsidiaries. The condensed financial information and related notes have been prepared in accordance with Rule

12.04, Schedule I of Regulation S-X. This financial information should be read in conjunction with the consolidated financial statements and notes thereto of International Seaways, Inc., and subsidiaries (collectively, the “Company”).

The Parent owns 100% of International Seaways Operating Corporation (“ISOC”), which is incorporated in the Marshall Islands, and OIN Delaware LLC, which is incorporated in the state of Delaware. The Parent owns 99.99% of OSG-NNA Ship Management Services Inc, which is incorporated in the Philippines. The Parent has 49.90% interest in a joint venture, OSG Nakilat Corporation (“LNG Joint Venture”), which is incorporated in the Marshall Islands. The following subsidiaries of the Parent are in the process of being dissolved: ERN Holdings Inc. and Oleron Tankers S.A., which are incorporated in Panama, OSG Ship Management Manila, Inc. which is incorporated in the Philippines, and Ship Paying Corporation No. 3, which is incorporated in Liberia. ISOC and its subsidiaries own and operate a fleet of oceangoing vessels engaged in the transportation of crude oil and refined petroleum products in the international markets.

NOTE B— DEBT:

Debt consists of the following:

As of December 31,	2017	2016
INSW term loan, due 2019, net of unamortized discount and deferred finance costs of $20,311	$-	$439,651
Less current portion	-	(6,183)
Long-term debt	$-	$433,468

On June 22, 2017, the agreements governing the INSW Facilities — a secured term loan facility in the aggregate amount of $628,375 (the “INSW Term Loan”) and a secured revolving loan facility of up to $50,000 (the “INSW Revolver Facility”), dated as of August 5, 2014, as amended by that certain First Amendment, dated as of June 3, 2015, that certain Second Amendment, dated as of July 18, 2016, that certain Third Amendment, dated as of September 20, 2016 and that certain Fourth Amendment, dated as of November 30, 2016, among INSW, OIN Delaware LLC (the sole member of which is INSW), certain INSW subsidiaries, Jefferies Finance LLC, as administrative agent, and other lenders party thereto, were terminated in accordance with their terms. Proceeds received from debt facilities entered into by ISOC and certain of its subsidiaries (the “2017 Debt Facilities”) were used to repay the $458,416 outstanding balance under the INSW Facilities on June 22, 2017.

An aggregate net loss of $7,020 for the year ended December 31, 2017 realized on the modification of the Company’s debt facilities, is included in other income/(expense) in the condensed statement of operations and comprehensive income/(loss). The net loss reflects a write-off of unamortized original issue discount and deferred financing costs associated with the INSW Facilities, which were treated as partial extinguishments. The remaining balance of unamortized deferred financing costs were concurrently transferred to ISOC.

During the year ended December 31, 2016, the Company paid deferred financing fees of $8,273 in connection with amendments to the INSW Facilities. Such fees were capitalized as deferred finance charges.

During the year ended December 31, 2016, the Company made repurchases of the INSW Term Loan in the open market of $68,922 and mandatory principal prepayments of $83,832. The aggregate net losses of $1,342 realized on these transactions for the year ended December 31, 2016, is included in other income/(expense) in the condensed statement of operations and comprehensive income/(loss). The net loss for the year ended December 31, 2016 reflects a $5,097 write-off of unamortized original issue discount and deferred financing costs associated with the principal reductions which were treated as partial extinguishments and a $3,755 discount on repurchase of debt. Third party legal and consulting fees (aggregating $225) incurred by the Company in relation to the open market repurchases are included in general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2016.

See Note 8, “Debt,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data,” for information with respect to debt.

69	International Seaways, Inc.

NOTE C—RELATED PARTY TRANSACTIONS:

The financial statements of the Parent included related party transactions as presented in the tables below:

	For the year ended December 31,
	2017	2016	2015
Equity in income/(loss) of affiliated companies
ISOC (1)	$(89,851)	$43,325	$252,236
Other Subsidiaries	(327)	(977)	(8,529)
LNG Joint Venture	14,388	11,265	11,188
TI LLC Joint Venture (2)	-	(27)	114
	$(75,790)	$53,586	$255,009

(1)	ISOC was formed on August 19, 2016. On November 30, 2016, pursuant to the Contribution Agreement entered into between the Parent and ISOC, the Parent contributed its ownership interests in all of its vessel owning subsidiaries and certain of its non-vessel owning subsidiaries to ISOC. The above presentation includes the entities that were contributed to ISOC.
(2)	In November 2016, pursuant to the Contribution Agreement, the ownership interest in Tankers International L.L.C. ("TI LLC Joint Venture"), a joint venture in which the Parent owned a less than 50% interest, was transferred from The Parent to ISOC.

	For the year ended December 31,
	2017	2016	2015
General and administrative expenses reimbursed to OSG Ship Management (UK) Ltd.	$-	$(1,691)	$(3,293)
Interest income on intercompany loan with OSG Ship Management Manila Inc.	131	74	176
Total included in other income/(expense)	$131	$(1,617)	$(3,117)

The Parent reimbursed its wholly owned subsidiary, OSG Ship Management (UK) Ltd., for general and administrative costs incurred. In November 2016, pursuant to the Contribution Agreement, the ownership interest in OSG Ship Management (UK) Ltd. was transferred from The Parent to ISOC.

The Parent has a loan receivable from OSG Ship Management Manila Inc., which was entered into to finance the purchase of an office building in Manila. This loan bears interest at 4% per annum and is repayable on demand. Included in intercompany receivables of the condensed balance sheets are the outstanding principal balance of $1,764 as of December 31, 2017 and 2016 and accrued interest balances of $91 and $3 as of December 31, 2017 and 2016, respectively. Interest income for the years ended December 31, 2017, 2016 and 2015, amounted to $131, $74 and $176, respectively.

As of December 31,	2017	2016
Amounts due from related companies:
ISOC	$-	$72,972
OSG Ship Management Manila Inc.	1,271	782
Reliance Shipping B.V. (1)	-	73
Spirit Shipping B.V. (1)	-	114
Shirley Tanker SRL (1)	-	163

Intercompany loans receivable and accrued interest:
OSG Ship Management Manila Inc.	1,855	1,767
Intercompany receivables	$3,126	$75,871

(1)	These companies have been dissolved.

70	International Seaways, Inc.

As of December 31,	2017	2016
Amounts due to related companies:
OIN Delaware LLC	$100	$100
OSG-NNA Ship Management Services Inc.	43	55
Intercompany payables	$143	$155

In accordance with the terms of the 2017 Debt Facilities, ISOC is permitted to pay cash dividends to the Parent at the times and in the amounts necessary for the Parent to pay its operating expenses and other similar corporate overhead costs and expenses incurred in the ordinary course of its business. ISOC made cash distributions totaling $487,260 to the parent including earnings distributions of $322,092 and $165,168 return of capital, for the year ended December 31, 2017 to cover such costs and to fund the repayment of the INSW facilities. The earnings distributions and return of capital distributions received by the Parent are reflected in the condensed statement of cash flows as cash flows from operating activities and investing activities, respectively.

During 2016 and 2015, the Company paid earnings distributions to OSG of $202,000 and $200,000, respectively. The earnings distributions are reflected in the condensed statement of cash flows as cash flows used in financing activities.

NOTE D —GUARANTEES:

See Note 6, “Equity Method Investments,” and Note 12, “Related Parties” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data,” for information relating to the Parent guarantees.

The Parent has also issued performance guarantees under lease agreements for certain vessels chartered in by subsidiaries of ISOC.

NOTE E —CONTINGENCIES:

See Note 20, “Contingencies,” to the Company’s consolidated financial statements set forth in Item 8, “Financial Statements and Supplementary Data,” for information with respect to the Parent’s contingencies.

71	International Seaways, Inc.